Exhibit 2.2

PURCHASE AGREEMENT

by and among

James C. Henry, Jamie Henry Mitros,
Beverly Henry Curci, and James David Henry

("Sellers")

and

Linn Energy Holdings, LLC

("Purchaser")

Concerning the Sale of All of the General Partner, Limited Partner and Membership Interests of

Henry Savings LP And Henry Savings Management LLC and their subsidiaries, Henry Equity LLC, Barron Minerals Management LLC, Barron Surface Estates LLC, White Rock Equity Management LLC, White Rock Equity LP and Barron Minerals LP and Barron Operating LLC

March 28, 2010

TABLE OF CONTENTS

ARTICLE I	CERTAIN TERMS DEFINED	1
1.1	Defined Terms	1
1.2	References	8

ARTICLE II	PURCHASE AND SALE	9
2.1	Purchase of Interests	9
2.2	Purchase Price	9
2.3	Earnest Money	9
2.4	Purchase Price Adjustments.	10
2.5	Title Deficiency	12
2.6	Property Condition Deficiency	13
2.7	Cure, Price Adjustment or Termination Due to Deficiencies	14
2.8	Along-side Interests	16
2.9	Distribution to Sellers	17
2.10	Agreed Net Working Capital Distribution	17

ARTICLE III	REPRESENTATIONS AND WARRANTIES	17
3.1	Representations and Warranties of the Sellers	17
3.2	Representations and Warranties of Purchaser	29

ARTICLE IV	COVENANTS OF THE PARTIES	31
4.1	Conduct of Business of each Company	31
4.2	Intentionally Omitted.	33
4.3	Access to Information	33
4.4	Cooperation in Connection with Regulatory Filings.	34
4.5	Consent from Third Parties	35
4.6	Further Assurances	35
4.7	Public Announcements	35
4.8	Resignations; Releases	35
4.9	Name Change	35
4.10	Resignation as Operator	35
4.11	Tax Matters.	36
4.12	Notification of Certain Matters	38
4.13	Identity of Purchaser	38
4.14	As to Representations and Warranties of Sellers	38

ARTICLE V	THE CLOSING	40
5.1	The Closing	40
5.2	Purchaser's Conditions to Closing	40
5.3	Sellers' Obligations to Closing	41
5.4	Sellers' Delivery at Closing	42
5.5	Purchaser's Delivery at Closing	42

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ARTICLE VI	TERMINATION	43
6.1	Termination	43
6.2	Effect of Termination	44

ARTICLE VII	SURVIVAL AND INDEMNIFICATION	44
7.1	Survival	44
7.2	Indemnification.	44

ARTICLE VIII	MISCELLANEOUS	48
8.1	Headings	48
8.2	Notices	48
8.3	Assignment	49
8.4	Entire Agreement	49
8.5	Counterparts	49
8.6	Governing Law	49
8.7	Severability	49
8.8	Legal Actions	49
8.9	No Third Party Beneficiaries	50
8.10	Appointment of Agent	50
8.11	Neutral Construction	50
8.12	Spousal Consent	50
8.13	Joinder	50

Exhibits:

Exhibit A	Transition Services Agreement

Schedules:

Schedule 1	Ownership of Subsidiaries
Schedule 1.1	Aldridge Properties
Schedule 2.2	Purchase Price Allocation among Sellers
Schedule 2.4(b)	Pipe Inventory
Schedule 2.8	Assignment and Bill of Sale; Assignment Agreement
Schedule 2.9	Distribution
Schedule 3.1(a)(i)	Ownership Interests
Schedule 3.1(a)(ii)	Restrictions on Interests
Schedule 3.1(c)	Violations
Schedule 3.1(d)	Consents from Persons
Schedule 3.1(f)	Capitalization
Schedule 3.1(f)(i)	Rights Related to Interests
Schedule 3.1(g)	Other Equity Interests
Schedule 3.1(j)	Undisclosed Liabilities
Schedule 3.1(l)	Certain Investments
Schedule 3.1(m)	Taxes
Schedule 3.1(n)	Legal Proceedings
Schedule 3.1(p)	List of Material Contracts

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Schedule 3.1(s)	Insurance
Schedule 3.1(v)	Plugging and Abandonment
Schedule 3.1(w)	Payout Balances
Schedule 3.1(bb)	Bonds and Convertible Credit
Schedule 3.1(cc)	Suspense Funds
Schedule 4.8	Resignations; Releases
Schedule 4.8(a)	Participation Agreements

iii

PURCHASE AGREEMENT

This PURCHASE AGREEMENT ("Agreement") is entered into as of March 28, 2010 but effective as of 12:01 am on April 1, 2010, by and among Linn Energy Holdings, LLC, a Delaware limited liability company ("Purchaser"), and James C. Henry ("Henry"), Jamie Henry Mitros, Beverly Henry Curci, and James David Henry (individually, a "Seller" and collectively, the "Sellers").

WHEREAS, Sellers are the owners, of the general and limited partnership interests and membership interests of Henry Savings Management LLC, a Texas limited liability company ("Savings Management"), and Henry Savings LP, a Texas limited partnership ("Savings"), as listed below such Sellers' names on Schedule 3.1(a), which collectively constitute all of the outstanding limited partner, general partner and membership interests of such entities (the "Interests"); and

WHEREAS, Savings is the owner (directly or indirectly) of Henry Equity LLC, Barron Minerals Management LLC, White Rock Equity Management LLC, White Rock Equity LP, Barron Minerals LP, Barron Surface Estates LLC and Barron Operating LLC (collectively, being herein referred to as the "Company Subsidiaries") as set out on Schedule 1, which constitute all of the limited partner, general partner and/or membership interests of such entities (Savings, and Savings Management collectively with the Company Subsidiaries being hereinafter referred to as the "Companies" collectively, or individually as a "Company"); and

WHEREAS, at or before the Closing Date, Purchaser will have conducted an independent investigation of the Properties for the purposes of Section 2.5, Section 2.6 and Section 2.7 hereof; and

WHEREAS, Sellers desire to sell and Purchaser desires to purchase all of the Interests from Sellers upon the terms and conditions more fully set forth herein.

NOW THEREFORE, for and in consideration of the covenants and agreements set forth herein and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
CERTAIN TERMS DEFINED

1.1           Defined Terms.  The following are definitions of certain terms capitalized and used throughout this Agreement:

"2009 Financial Statements."  2009 Financial Statements has the meaning given in Section 3.1(j).

"Affiliate."  Affiliate means with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under a common control with, such Person.  The term "control" (including the terms "controlled by" and "under common control with") as used in this definition means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.  With respect to any natural person, the term "Affiliate" shall also mean (1) the spouse or children (including those by adoption) and siblings of such Person; and any trust whose primary beneficiary is such Person, such Person's spouse, such Person's children (including those by adoption), such Person's siblings and/or one or more of such Person's lineal descendants, (2) the legal representative or guardian of such Person acting in such capacity only and (3) any Affiliate of such Person and the Persons described in clauses (1) or (2) preceding.

"Agent."  Agent means Terry R. Creech acting as agent hereunder for the Sellers or if Terry R. Creech notifies Purchaser in writing that he refuses to act further as Agent, then Agent shall be deemed to be each of the Sellers, or their respective representatives in the case of their deaths.

"Agreed Net Working Capital Distribution." Agreed Net Working Capital Distribution has the meaning set out in Section 2.10.

"Agreement."  Agreement has the meaning given in the Preamble.

"Aldridge Properties."  The Aldridge Properties are identified on Schedule 1.1.

"Along-side Interests."  Along-side Interests has the meaning given in Section 2.8.

"Approval."  Any approval, authorization, grant of authority, consent, order, qualification, permit, license, variance, exemption, franchise, concession, certificate, filing or registration, or any waiver of the foregoing, or any notice, statement or other communication required to be filed with or delivered to any Governmental Authority or any other Person.

"Claims."  All (i) security interests, liens, pledges, interests arising in connection with community property laws or other laws relating to the rights of spouses, claims, charges, encumbrances, preferential purchase rights, options, rights of first refusal, mortgages, indentures, security agreements or other similar agreements, production payments, restrictions, burdens, rights of purchase, rights of a vendor under any title retention or conditional sale agreement, and (ii) arrangements, contracts, commitments, understandings and obligations of any nature whatsoever which serve to restrict or impair the value of a Property or an Interest.

"Claim Notice."  Claim Notice has the meaning given in Section 7.2(b).

"Closing."  Closing has the meaning given in Section 5.1.

"Closing Date."  Closing Date has the meaning given in Section 5.1.

"Code."  The Internal Revenue Code of 1986, as amended.

"Company" and "Companies."  Company and Companies have the meaning given in the Preambles.

"Company Financial Statements."  Company Financial Statements has the meaning given in Section 3.1(j).

"Company Subsidiaries." Company Subsidiaries has the meaning given in the Preambles.

"Contract."  Any written mortgage, indenture, debenture, note, bond, loan, loan arrangement, letter of credit, guaranty, collective bargaining agreement, lease, option, right to acquire, preferential purchase right, preemptive right, warrant, net profit interest, enhancement agreement, or other instrument or document.

"Determination Costs" has the meaning set out in Section 2.7(f)

"Earnest Money."  Earnest Money has the meaning set out in Section 2.3.

"Effective Time."  Effective Time shall mean 12:01 a.m. (Central Time) on April 1, 2010.

"Environmental Law(s)."  Environmental Laws means all applicable local, state, and federal laws (including common law), rules, regulations, and orders regulating or otherwise pertaining to:  (i) the use, generation, migration, storage, removal, treatment, remediation, discharge, emission, release, transportation, disposal, or cleanup of pollutants, contamination, hazardous wastes, hazardous substances, hazardous materials, toxic substances, solid wastes or any chemical or constituent regulated by a Governmental Authority (collectively hereinafter "Hazardous Substances"); (ii) surface waters, ground-water, ambient air, natural resources and any other environmental medium; or (iii) the environment or health and safety-related matters; including the following as from time to time amended:  the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Oil Pollution Act, the Occupational Safety and Health Act, and all rules and regulations promulgated pursuant to any of the foregoing.

"ERISA."  ERISA means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate." ERISA Affiliate means any other Person that is required to be treated as a single employer with the Companies under Section 414 of the Code or Section 4001(a)(14) of ERISA.

"Excluded Assets."  Excluded Assets shall have the meaning set out in Section 2.9

"GAAP."  GAAP means generally accepted accounting principles in the United States.

"Governmental Authority."  Governmental Authority means any governmental, securities exchange, federal, state, county, city or other political subdivision, agency, court or instrumentality of the United States or any other country exercising executive, legislative, judicial, regulatory or administrative jurisdiction over the applicable Person or its assets or businesses.

"Hydrocarbons."  Hydrocarbons mean oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons, or any of them or any combination thereof, and all products and substances extracted, separated, produced or processed in association therefrom.

"Indemnitor."  Indemnitor shall mean Sellers and Henry Reserves LP, a Texas limited partnership.

"Interests."  Interests have the meaning given in the Preambles.

"Knowledge."  Knowledge means, in reference to the Companies, the actual knowledge, without investigation, of the following officers of the Companies:  Chairman and Chief Executive Officer, Executive Vice President, Vice President of Land, President and Chief Operating Officer, Vice President of Business Development; and, in reference to the Sellers, the actual knowledge, without investigation, of James C. Henry and Terry R. Creech.

"Law."  Law has the meaning given in Section 3.1(c)

"Lease(s)."  The oil, gas and mineral leases, oil and gas leases, contracts, agreements and other rights giving the Companies the right to own or acquire oil and gas interests and to explore for and develop Hydrocarbons in the lands covered thereby or which give rise to the interests described in the Property Letter.

"Material Contract."  Material Contract has the meaning given in Section 3.1(p)(i).

"Maximum Title Deficiency Amount."  Maximum Title Deficiency Amount has the meaning given in the Property Letter.

"Notice Period."  Notice Period has the meaning given in Section 7.2(e)(i).

"Organizational Documents."  Organizational Documents means, with respect to a particular Person (other than a natural person), the certificate of formation, partnership agreement, limited liability company agreement, or similar organizational document or agreement, as applicable, of such Person.

"Ownership Percentage."  Ownership Percentage shall mean each Seller's relative ownership of the Companies as set forth on Schedule 3.1(a)(i).

"Permitted Encumbrances."  Permitted Encumbrances means:  (i) Claims for Taxes which are not yet due and payable; (ii) inchoate Claims arising by operation of law, including materialmen's, mechanic's, repairman's, laborer's, warehousemen's, carrier's, employee's, contractor's and operator's Claims arising in the ordinary course of business, and incidental to construction, maintenance, or operation of the Properties to the extent such Claims secure obligations that, as of the Closing Date, are not due and payable, or with respect to (i) and (ii) if delinquent, that are being contested in good faith and a reserve or other appropriate provision is made therefor in the Companies' financial records; (iii) lessor's royalties overriding royalties, division orders, reversionary interests, production payments, net profits interests and similar burdens; (iv) any and all federal and state regulatory orders and rules to which a Property is currently subject; (v) sales contracts covering oil, gas, or associated liquid or gaseous Hydrocarbons, which are terminable without penalty or cost upon less than 90 days notice or such longer period as is provided for in the Material Contracts; (vi) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, canals, ditches, reservoirs or the like and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of surface operations in favor of a third party on or over any Property; (vii) Claims that are or will be released prior to or on the Closing Date without any cost or penalty imposed upon any of the Companies; (viii) the terms and provisions of the Leases (including rights of royalty owners) and the Material Contracts; and (ix) other encumbrances, defects and irregularities affecting a Property, the enforcement of which is barred under applicable statutes of limitation, or that do not require the payment of money and are commonly waived by a reasonably prudent person engaged in the business of the ownership, development and operation of oil and gas properties with knowledge of all the facts and appreciation of their legal significance, including matters such as failure to recite marital status in documents, omission of heirship or succession proceedings, community property and homestead rights in a Property, and the failure to record release of liens, production payments or deeds of trust that have expired according to their terms; provided, however, that as to clauses (iv), (vi), (viii) and (ix), such circumstance or matter, individually or in the aggregate does not have, and a reasonably prudent person engaged in the ownership and operation of oil and gas properties would not reasonably expect such to have, any effect on the value of a Property or a Company or the ability of the Companies to own, operate, develop or use such Property in the manner owned, operated, developed or used by the Companies; and further provided, however, that as to clauses (iii), (viii) and (ix), such circumstance or matter does not operate to reduce the Companies' net revenue interest or increase the Companies' working interest in a Property below the level set forth with respect to the applicable Property in the Property Letter (without a corresponding increase in the Companies' net revenue interest in that Property).  Notwithstanding anything to the contrary set forth above, with respect to the Properties, the Leases and the Material Contracts, the following circumstances will not constitute a Title Deficiency:  (i) expiration of the term of a Lease after June 30, 2010, if such Lease can reasonably be expected to continue in effect as to the lands covered thereby beyond such date as a result of lease extension, continuous development thereunder or for as long as oil, gas or other minerals are produced in commercial quantities from the lands covered thereby, (ii) the expiration of the primary term of a Lease so long as the Lease is reasonably expected to continue in effect as to the lands covered thereby as a result of lease extension, continuous development thereunder or for so long as oil, gas or other minerals are produced in commercial quantities from the lands covered thereby, (iii) the remaining term or the expiration of the term of any applicable Material Contract after June 30, 2010,  (iv) promoted, carried and other similar disproportionate sharing arrangements with respect to the Properties contained in Material Contracts, including without limitation net profit and incremental net income arrangements, which are reflected in the Property Letter, and/or the necessity to obtain new drilling permits applicable to Purchaser for all or any of the Properties.

"Person."  Person means an individual, corporation, partnership, limited partnership, unincorporated association, trust, estate, or other incorporated or unincorporated entity.

"Plans."  Plans means each of the following that is established, maintained or contributed to (or is otherwise required to be contributed to) by any Company or with respect to which any Company may have any liability (contingent or otherwise):  (i) each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, (ii) each plan that would be an employee benefit plan if it was subject to ERISA, such as foreign plans and plans for directors, (iii) each equity bonus, equity ownership, equity option, equity purchase, equity appreciation rights, phantom equity, or other equity plan (whether qualified or nonqualified), (iv) each personnel policy, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, profit sharing, severance pay plan, policy, or agreement, deferred compensation agreement or arrangement, and employment or consulting agreement, and (v) each other employee benefit plan, agreement, arrangement or program.

"Properties."  Properties means the undivided interests of the Companies (as of the Closing Date, excluding any interests distributed pursuant to Section 2.9 but including the interests to be acquired pursuant to Section 2.8 hereof), including working, royalty and overriding royalty interests, mineral interests, leasehold interests, production payments, operating rights, net profits interests, reversionary interests, after payout interests, participation rights or interests, other non-working interests and non-operating interests in:  (i) the Leases; (ii) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and Contracts in connection therewith and claims and rights thereto; (iii) all presently existing (or hereafter created) oil, gas or mineral unitization, pooling, and communitization agreements, declarations and orders (including all amendments or modifications thereto) relating to the Leases (including all units formed under orders, regulations, rules, or other official acts of any governmental agency having jurisdiction, and including so-called "working interest units" created under operating or similar agreements); (iv) all surface leases, farmout and farmin agreements, division orders, transfer orders, gas sales or purchase contracts, operating agreements, contracts, and other agreements and instruments (including all amendments thereto and any agreements settling claims asserted hereunder); (v) all easements, rights of way, licenses (to the extent transferable), saltwater disposal facilities, fresh water facilities, injection facilities, inventory, yards and field offices; (vi) all Wells; and (vii) interests in equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric facilities, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing and all other personal property, equipment and fixtures owned or leased by the Companies in connection therewith.

"Property Condition Deficiency."  Property Condition Deficiency shall have the meaning given in Section 2.6.

"Property Letter."  Property Letter shall mean the letter executed and delivered by Purchaser, and acknowledged by Savings, in connection with the execution and delivery of this Agreement and dated the date hereof setting forth matters related to certain Properties.

"Purchase Price."  Purchase Price has the meaning given in Section 2.2.

"Purchaser."  Purchaser has the meaning given in the Preamble.

"Purchaser Indemnified Parties" or "Purchaser Indemnified Party."  Purchaser Indemnified Party or Parties has the meaning given in Section 7.2(a).

"Securities Act."  Securities Act shall mean the Securities Act of 1933, as amended.

"Seller Disclosure Schedule."  Seller Disclosure Schedule means the Schedules delivered by Sellers to Purchaser under this Agreement.

"Seller Indemnified Parties" or "Seller Indemnified Party."  Seller Indemnified Party or Parties has the meaning given in Section 7.2(b).

"Sellers."  Sellers has the meaning given in the Preambles.

"Settlement Statement."  Settlement Statement has the meaning given in Section 2.4(a).

"Straddle Period." has the meaning set forth in Section 4.11(b).

"Subsidiary."  Subsidiary means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) such Person or any other Subsidiary of such Person is a general partner, managing member or sole or controlling member or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors, managers or others performing similar functions with respect to such corporation, partnership, limited partnership, limited liability company or other organization is, directly or indirectly, owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and any one or more of its Subsidiaries.

"Tax."  Tax means (a) any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a consolidated group for any period or under Treasury Regulation §§ 1.1361-4(a)(6), 1.1502-6, 301.7701-2(c)(2), 301.7701-2T, or similar foreign, state or local principles; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of any express or implied obligation to indemnify any other Person, provided however,  that Tax is limited to those Taxes in effect and legally applicable to the Companies as of the Effective Date.

"Tax Return."  Tax Return shall mean any declaration, report, statement, form, return or other document or information required to be supplied to a taxing authority in connection with Taxes including any schedule or attachment thereto, and including any amendment thereof.

"Termination Date."  Termination Date means the later of 5:00 p.m. (Central Time) on June 30, 2010 or otherwise mutually agreed by Purchaser and Agent.

"Title Deficiency."  Title Deficiency has the meaning given in Section 2.5.

"Title Deficiency Amount."  Title Deficiency Amount has the meaning given in Section 2.5.

"Transactions."  Transactions means the sale and delivery of the Interests by Sellers to Purchaser and the payment therefor by Purchaser to Sellers and the other transactions as contemplated by this Agreement.

"Transaction Documents."  Transaction Documents mean this Agreement and all agreements, conveyances, documents, instruments and certificates delivered at the Closing pursuant to this Agreement.

"Wells."  Wells means the wells now and hereafter located on the Leases or on lands pooled or unitized therewith.

Certain other capitalized terms are defined throughout this Agreement.

1.2           References.  All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this

Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.  The words "this Agreement," "herein," "hereby," "hereunder" and "hereof" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The words "this Article," "this Section" and "this subsection" and words of similar import refer only to the Article, Section or subsection hereof in which such words occur.  The word "or" is not exclusive, the word "including" (in its various forms) means including without limitation and the phrase "consisting of" means consisting of without limitation.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

ARTICLE II
PURCHASE AND SALE

2.1           Purchase of Interests.  On the terms and subject to the conditions contained herein, at the Closing, Sellers shall sell, assign and transfer to Purchaser and Purchaser shall purchase from Sellers, free and clear of all Claims, all of the Interests in exchange for the payment by Purchaser of the Purchase Price to the Sellers.  Ownership of the Company Subsidiaries will automatically indirectly pass to Purchaser as new owner of the Interests.

2.2           Purchase Price.  The purchase price for the Interests shall be $305,000,000.00 (subject to adjustment under Section  2.4) (the "Purchase Price"), payable on the Closing Date in cash to the Sellers in accordance with the wire transfer instructions to an account or accounts designated by the Sellers, in writing, not less than three (3) business days prior to the Closing.  At the Closing, each Seller shall be entitled to receive an amount equal to an allocated portion of the Purchase Price.  Payment of the Purchase Price to the Sellers in accordance with this Section 2.2 shall represent full and final payment to the Sellers for the sale, assignment and transfer of the Interests, and each Seller acknowledges and agrees that such Seller shall not be entitled to receive any consideration for the sale, transfer and assignment of such Seller's Interests other than the amount set out on Schedule 2.2, except as provided in Section 2.4.  Schedule 2.2 represents the Purchase Price as allocated among the Sellers.

2.3           Earnest Money.  No later than one business day after the execution of this Agreement, Purchaser shall deposit with Sellers, by wire transfer, an amount equal to ten percent (10%) of the Purchase Price (the "Earnest Money"). Failure to timely deposit the Earnest Money shall automatically terminate this Agreement, without penalty or liability of any party. Sellers will deposit the Earnest Money into a separate account.  The Earnest Money shall be a deposit of a portion of the Purchase Price and shall be applied against the Purchase Price due at Closing.

(a)           If Closing has not occurred and this Agreement is terminated by Sellers pursuant to Section 6.1(c) or Section 6.1(e) or if Purchaser does not consummate the Transactions when all of its conditions to Closing are satisfied by the Termination Date, then Sellers shall be entitled to retain the Earnest Money as liquidated damages and not as a penalty, it being impossible to actually calculate the damages Sellers will suffer if

Purchaser shall fail to purchase the Interests; this shall be Sellers' sole remedy for termination by Sellers.

(b)           If the Closing has not occurred and this Agreement is terminated pursuant to Section 6.1(a), Section 6.1(b), Section 6.1(d), Section 6.1(f), or Section 6.1(g), but only if Purchaser has the right to terminate thereunder, or Section 6.1(h), but only if Sellers have the right to terminate thereunder, then Sellers shall return the Earnest Money to Purchaser.

(c)           If the Closing has not occurred and this Agreement is rightfully terminated by Purchaser pursuant to Section 6.1(b) or 6.1(d), then, in addition to return of the Earnest Money, Sellers agree to pay to Purchaser $5,000,000.00 as liquidated damages and not as a penalty, it being impossible to actually calculate the damages Purchaser will suffer if Sellers shall fail to sell the Interests.  This shall be Purchaser's sole remedy for termination by Purchaser under such Sections.

2.4           Purchase Price Adjustments.

(a)           Preliminary Adjustment.  Sellers will prepare and deliver to Purchaser not less than five (5) business days before the Closing Date a statement in writing setting forth, in reasonable detail, Sellers' good faith computation of the adjustments to the Purchase Price provided for in this section (the "Preliminary Purchase Price Adjustments").  Sellers shall furnish to Purchaser copies of back-up and other supporting information that Sellers utilized in connection with their computation of the Preliminary Purchase Price Adjustments.  At or prior to the Closing Date, the parties shall agree upon the Preliminary Purchase Price Adjustments and such adjustments will increase or decrease the Purchase Price to be paid at Closing. The parties shall execute and deliver to each other a Closing settlement statement containing the agreed Preliminary Purchase Price Adjustments and the net Purchase Price to be paid at Closing (including credit for the Earnest Money) (the "Settlement Statement").

(b)           Upwards Adjustments.  The Purchase Price shall be adjusted upward for the following:

(i)          The amount of all direct costs and expenses chargeable to the Companies' interests incurred and paid by or on behalf of the Companies for work done in the operation of the Properties on or after the Effective Time up to the Closing Date;

(ii)         The value of all Hydrocarbons which have been produced and are in storage and/or credited to the Properties as of the Effective Time, net of all severance taxes, and less an appropriate deduction based on industry practice for basic sediment, water and other non-merchantable liquids;

(iii)        Any and all income or revenue attributable to the distributions described in Sections 2.9 and/or 2.10;

(iv)        The value of the pipe inventory of the Companies as shown on Schedule 2.4(b); and

(v)         Any cash or cash equivalents of the Companies up to the date of Closing but excluding the purchase price paid for the Aldridge Properties on the exercise of a preferential purchase right.

(c)           Downwards Adjustments.  The Purchase Price shall be adjusted downward by the following:

(i)          The amount of all proceeds received by the Companies (net of applicable production, severance and other similar taxes) that are attributable to the Companies' sale of Hydrocarbons produced from the Properties on or after the Effective Time up to the Closing Date;

(ii)         The Companies' share, as defined below, of the estimated share of all taxes referred to in Section 2.4(d);

(iii)        The amount of all direct costs and expenses chargeable to the Companies' interests in the Properties incurred and not paid by or on behalf of the Companies for work done in drilling, completion and operation of the Properties before the Effective Time;

(iv)        Any expenses attributable to the distributions described in Section 2.9 and/or Section 2.10, as well as any general and administrative expenses incurred by the Companies before the Effective Time and not paid before the Effective Time; and

(v)         Any adjustments for the Total Deficiency Amount or Adjusted Deficiency Amount, as applicable, pursuant to Section 2.7(g) and 2.7(h).

(d)           Tax Adjustment.  All real property taxes and ad valorem taxes for 2010 shall be prorated 3/12th  to Sellers and 9/12th  to Purchaser.

(e)           Adjustments After Closing.  For those adjustments provided in this section and not made at Closing, Sellers shall review the computation of the Preliminary Purchase Price Adjustments made as of the Closing and shall submit a final Closing settlement statement to Purchaser within 120 days after the Closing Date.  Purchaser and Sellers shall, no later than October 31, 2010 (the "Post-Closing Date"), agree to any post closing adjustments.  Purchaser and Sellers hereby agree that any payment due by Purchaser or Sellers will be made within five (5) business days from the date of said agreement, and such payment shall be treated for all purposes as an adjustment of the Purchase Price.

(f)           The Companies will continue to receive revenues and pay costs and expenses chargeable to the Properties up to the Closing Date.  After the Closing Date, all revenues, invoices or expenses with respect to the Properties belonging to the Companies are the obligations or income of the Companies but if received by the Sellers or Henry Resources LLC as operator will be forwarded to Purchaser.  Purchaser will pay or cause to be paid, within 30 days, all such invoices and expenses.

2.5           Title Deficiency.  Purchaser may make or cause to be made at its expense such examination as it may desire of the title of the Companies to the Properties, the permits necessary to operate the Properties and any third party consent or approval necessary in connection with the indirect transfer of the Properties as a result of a sale of the Interests.  For such purposes, Sellers shall or shall cause the Companies to (a) give to Purchaser and its representatives full access, subject to consent under applicable Contracts, at any reasonable time to all of the files, records, contracts, correspondence, computer output and data files, maps, data, reports, plats, abstracts of title, lease files, permits, well files, unit files, division order files, production marketing files, title opinions, title files and title records, title insurance policies, ownership maps, surveys, and any other information, data, records, and files of each such entity (or to which any entity has access) relating in any way to the title to the Properties, the past or present operation thereof, and the marketing of production therefrom; (b) furnish to Purchaser all other information in the possession of, or available to, any Company with respect to the title to the Properties as Purchaser may from time to time reasonably request; and (c) authorize Purchaser and its representatives to consult with attorneys, abstract companies, and representatives of the Companies, whether utilized in the past or presently, concerning title-related matters with respect to the Properties.  A "Title Deficiency" shall exist if (i) the Companies are obligated to bear and pay costs and expenses associated with the exploration, maintenance, development and operation of any Property through the plugging, abandonment, and salvage of such Property greater than the working interest for such Property represented in the Property Letter for both the Companies and all Along-side Interests without a corresponding increase in the applicable net revenue interest in such Property represented in the Property Letter for both the Companies and all Along-side Interests, (ii) the Companies are entitled to receive and retain a share of the Hydrocarbons produced, saved, and marketed from any Property without suspension, reduction or termination through the plugging, abandonment, and salvage of such Property less than the net revenue interest for that Property represented in the Property Letter for both the Companies and all Along-side Interests, (iii) any Property is subject to a Claim (other than a Permitted Encumbrance) or could be subject to a Claim as a result of the consummation of the Transactions (other than a Permitted Encumbrance), (iv) any Property is subject to a preferential purchase right, right of first offer, right of first refusal or consent, the absence of which would render the Transactions void or voidable or subject any Company to potential loss of any Property or any interest therein or to damages or penalties upon the occurrence of a change of control of the Person holding the interest in such Property or any similar purchase or consent right, in each case that would be triggered or would otherwise arise as a result of the consummation of the sale and delivery of the Interests by Sellers to Purchaser pursuant to this Agreement, provided however that the preferential purchase right with respect to the Aldridge Properties shall not be a Title Deficiency, but if exercised, the payment for the Aldridge Properties shall belong to the Companies and shall not be distributed to Sellers pursuant to Section 2.9 or 2.10, (v) cause the Companies to be unable to operate the Properties after Closing under the existing Governmental Authority permits other than Permitted Encumbrances or Purchaser having to obtain its own City and State drilling permits, or (vi) any combination of the foregoing exist.  Purchaser shall have the right to notify Sellers in writing of any Title

Deficiencies (a "Title Deficiency Notice") no later than 5:00 p.m. (Central time) on May 7, 2010.  Any Title Deficiency Notice shall include Purchaser's good faith determination based on customary industry standards of the dollar value of such Title Deficiency, which value shall be determined based upon the relative change in the Maximum Title Deficiency Amount of such Property (each, a "Title Deficiency Amount").  By way of illustration:  (i) if (after giving effect to the purchases under Section 2.8) a Company's actual net revenue interest in a Property is less than the net revenue interest set forth for such Property in the Property Letter or if a Company's actual working interest in a Property is greater than the working interest set forth in the Property Letter (without a corresponding increase in a Company's net revenue interest), then the value of the Title Deficiency would be that portion of the Maximum Title Deficiency Amount represented by the relative difference between the actual net revenue interest or working interest in the property and the net revenue interest or working interest for such Property in the Property Letter; or (ii) if a Title Deficiency is a lien, then the value of the Title Deficiency would be the cost of removing the lien.  Furthermore, in the event of any Title Deficiency described in clause (iv) above, the value of any such Title Deficiency shall be the Maximum Title Deficiency Amount of the Property subject to such purchase or consent right except for the Aldridge Properties.  Any reduction in the value of any Property due to a Title Deficiency shall be included in the calculation for determining whether Purchaser or Sellers may terminate this Agreement pursuant to Section 2.7.  Purchaser agrees to notify the Agent as soon as reasonably practicable following its determination of a Title Deficiency in order to provide Sellers the reasonable opportunity to provide Purchaser with additional records or additional information that could resolve or reduce the value of such Title Deficiency.

2.6           Property Condition Deficiency.  Commencing upon execution of this Agreement and ending at 5:00 p.m. (Central Time) on May 7, 2010, Purchaser shall be entitled to inspect, review and evaluate all records, facilities, and Properties of each Company, interview Company personnel, and perform such environmental sampling and testing as may be appropriate to enable Purchaser to assess the environmental and physical condition of the Properties and the environmental liabilities of each Company.  Purchaser shall use reasonable care not to damage the Properties during the course of its inspections pursuant to this Section 2.6.  Based on its review and inspection, Purchaser shall in good faith determine whether the value of a Property could reasonably be expected to be impaired because (i) of property condition issues (including any pollution, contamination, remedial obligation, or liability under any Environmental Law), (ii) any Property or Company is in violation of any Environmental Law, (iii) of any written notice or record from a Governmental Authority or other Person of a violation of Environmental Laws or a Contract with regard to any property condition the Companies are contractually or legally obligated to remedy, or (iv) of any combination of the foregoing (any, a "Property Condition Deficiency").  Purchaser shall determine in good faith based on customary industry standards the dollar amount that a Property could reasonably be expected to be impaired based on the amount reasonably necessary to remedy any violation(s) of Environmental Law, to bring the Property into compliance with applicable Environmental Laws or to restore a Property to its contractually required condition (each, a "Property Condition Deficiency Amount").  Purchaser shall determine the total dollar value reduction of all Property Condition Deficiencies.  The dollar value of any impairment of any Property due to a Property Condition Deficiency shall be included in the calculation for determining whether Purchaser may terminate this Agreement pursuant to Section 2.7.

2.7           Cure, Price Adjustment or Termination Due to Deficiencies.  If Purchaser discovers any Title Deficiency Amounts and/or Property Condition Deficiency Amounts as determined in Section 2.5 and Section 2.6 above (the total Title Deficiency Amounts plus the total Property Condition Amounts being herein the "Total Deficiency Amount", then Purchaser, at its election, may give written notice to Sellers not later than 5:00 p.m. (Central Time) on May 7, 2010 (the "Deficiency Notice").

(a)           The Deficiency Notice provided hereunder, if given, shall include (i) a description of each Title Deficiency or Property Condition Deficiency, (ii) the basis for each Title Deficiency or Property Condition Deficiency, (iii) each Property or the portion thereof affected by the Title Deficiency or Property Condition Deficiency, (iv) each Title Deficiency Amount or Property Condition Deficiency Amount (on a Property by Property basis), (v) the applicable Company owning the Property subject to such Title Deficiency  or Property Condition Deficiency, and (vi) the Total Deficiency Amount as calculated by Purchaser.

(b)           The Sellers may accept Purchaser's Deficiency Notice or object thereto.  If the Sellers accept any items on the Deficiency Notice, the Sellers may give Purchaser written notice ("Cure Notice") of those items in the Deficiency Notice with which Sellers agree and which Sellers elect to cure.  Such Cure Notice must be delivered to Purchaser no later than 5:00 p.m. on the third (3rd) business day after the date of the Deficiency Notice.  Upon delivery of the Cure Notice, Closing shall automatically be extended from May 27, 2010 until the Termination Date unless all parties' conditions to Closing are earlier fulfilled.  Sellers shall attempt to cure the Title Deficiency or Property Condition Deficiency identified in the Cure Notice prior to Closing.

(c)           If the Sellers object to the existence of an asserted Title Deficiency or Property Condition Deficiency or to any asserted Title Deficiency Amounts and/or Property Condition Deficiency Amounts set forth in the Deficiency Notice, then Sellers shall deliver a written notice of such objection (the "Dispute Notice") to Purchaser no later than 5:00 p.m. on the third (3rd) business day after the date of the Deficiency Notice.  Upon delivery of Dispute Notice, Closing shall automatically be extended from May 27, 2010 until the Termination Date unless all parties' conditions to Closing are earlier fulfilled.  Within seven (7) business days after the date of the Dispute Notice, Sellers shall deliver a more detailed written notice (the "Dispute Explanation"), which shall specifically identify all disputed Title Deficiency Amounts or Property Condition Deficiency Amounts (each, a "Disputed Item") and shall include the Sellers' good faith estimate of the value of each Disputed Item (each, a "Sellers' Estimate").

(d)           After delivery of the Dispute Explanation, the parties shall attempt to resolve the differences between Sellers' Estimate and Purchaser's claimed Total Deficiency Amount.  If the parties are unable to resolve such differences within five business days, the parties shall promptly refer the Disputed Items to a person selected by mutual agreement of the parties who possesses the requisite knowledge, skill and experience to determine the issue (the "Defect Expert") prior to the Termination Date.  The Defect Expert may enlist the advice of any environmental consultant mutually agreed upon by the parties. Any resolution agreed by Sellers and Purchaser will be the equivalent, for all purposes, of a Determined Amount (as hereinafter defined) by the Defect Expert as provided for in the following paragraphs.

(e)           Upon referral of the Disputed Items to the Defect Expert, Purchaser and the Sellers will be afforded an opportunity to present to the Defect Expert any materials relating to the validity of, or their valuation of, the Disputed Items and to discuss the determination, prior to any final determination, of the Disputed Items with the Defect Expert.  The Defect Expert shall be required to adopt a value (the "Determined Amount") that is no greater than the Title Deficiency Amount or the Property Condition Deficiency Amount (as applicable) and no less than the Sellers' Estimate for each Disputed Item, and such decision, made in writing and signed by the Defect Expert, shall determine such dispute.

(f)           Prior to Closing, all costs of the Defect Expert, if any, and any other expert retained by the Defect Expert (the "Determination Costs") will be paid one half by Sellers and one half Purchaser; provided, however, that (i) if the Defect Expert adopts entirely the Title Deficiency Amount or the Property Condition Amounts as the Determined Amount, Sellers will refund Purchaser all Determination Costs paid by Purchaser, and (ii) if the Defect Expert adopts entirely Seller's Estimate as the Determined Amount,  Purchaser will refund Sellers all Determination Costs paid by Sellers.

(g)           (i) In the event that Purchaser does not deliver a timely Deficiency Notice pursuant to this Section 2.7, then Purchaser shall not be permitted to terminate this Agreement pursuant to this Section 2.7 and/or Section 6.1(g), and Purchaser shall not be entitled to a Purchase Price adjustment for any Title Deficiency or Property Condition Deficiency.  (ii) In the event that Purchaser does deliver a timely Deficiency Notice pursuant to this Section 2.7, which Deficiency Notice shows a Total Deficiency Amount of $15,000,000.00 or more, and Sellers do not deliver a timely Dispute Notice or Cure Notice, Purchaser may, at its election, terminate this Agreement pursuant to this Section 2.7 and Section 6.1(g), notice of which termination must be given in writing to Sellers by the Closing Date.  If Purchaser does not timely elect to terminate, Purchaser will not be permitted to terminate this Agreement but will be entitled to a Purchase Price adjustment equal to the Total Deficiency Amount, subject to Sellers' right to terminate set out below.  (iii) In the event that Purchaser does deliver a timely Deficiency Notice pursuant to this Section 2.7, which shows a Total Deficiency Amount less than $15,000,000.00, and Sellers do not deliver a timely Cure Notice or Dispute Notice, Purchaser shall be entitled to a Purchase Price adjustment equal to the Total Deficiency Amount stated in the Deficiency Notice, but may not terminate this Agreement under Section 2.7 and/or Section 6.1(g).  (iv) In the event that Purchaser does deliver a timely Deficiency Notice pursuant to this Section 2.7, and Sellers timely deliver a Cure Notice and or Dispute Notice, but Sellers do not effect cure to reduce the Total Deficiency Amount below $15,000,000.00, and/or the Total Deficiency Amount, as adjusted by any cure undertaken and/or adjustment by the Determined Amount (the "Adjusted Deficiency Amount"), and the Adjusted Deficiency is determined to be equal to or greater than $15,000,000.00, then Purchaser may, at its election, terminate this Agreement pursuant to this Section 2.7 and Section 6.1(g), notice of which termination must be given in writing to Sellers by the Termination Date.  If Purchaser does not timely elect to terminate, Purchaser will not be permitted to terminate this Agreement but will be entitled to a Purchase Price adjustment equal to the Adjusted Deficiency Amount, subject to Sellers right to terminate set out below. (v) In the event that Purchaser does deliver a timely Deficiency Notice pursuant to this Section 2.7, and Sellers timely deliver a Cure Notice and/or Dispute Notice, and the Adjusted Deficiency Amount is determined to be less than $15,000,000.00, then Purchaser may not terminate this Agreement under this Section 2.7 and Section 6.1(g), and the Purchase Price shall be reduced by the Adjusted Deficiency Amount.

(h)           (i) In the event that Purchaser does deliver a timely Deficiency Notice pursuant to this Section 2.7, and Sellers timely deliver a Cure Notice and/or Dispute Notice, and the Adjusted Deficiency Amount is determined to be $15,000,000.00 or more, then Sellers may, at their option, elect to terminate this Agreement pursuant to this Section 2.7 and Section 6.1(h), notice of which termination must be given in writing to Purchaser by the Termination Date.  If Sellers do not timely elect to terminate, Sellers will not be permitted to terminate this Agreement, and the Purchase Price shall be adjusted by the Adjusted Deficiency Amount, subject to Purchaser's right to terminate this Agreement as set out above.  (ii) In the event that Purchaser does deliver a timely Deficiency Notice pursuant to this Section 2.7, and Sellers timely deliver a Cure Notice and/or Dispute Notice, and the Adjusted Deficiency Amount is determined to be less than $15,000,000.00, then Sellers may not terminate this Agreement under this Section 2.7 and/or Section 6.1(h), and the Purchase Price shall be adjusted by the Adjusted Deficiency Amount. (iii) In the event that Purchaser does deliver a timely Deficiency Notice pursuant to this Section 2.7, which Deficiency Notice shows a Total Deficiency Amount of $15,000,000.00 or more, and Sellers do not deliver a timely Dispute Notice or Cure Notice, Sellers may, at their election, terminate this Agreement pursuant to this Section 2.7 and Section 6.1(h), notice of which termination must be given in writing to Purchaser by the Closing Date.  If Sellers do not timely elect to terminate, Sellers will not be permitted to terminate this Agreement but the Purchase Price will be adjusted equal to the Total Deficiency Amount, subject to Purchaser's right to terminate set out above.

(i)           After Purchaser completes its due diligence under Section 2.5 and Section 2.6, if Purchaser cannot terminate this Agreement pursuant to this Section 2.7 or, if applicable, notwithstanding its right to terminate, proceeds to the Closing, Purchaser shall be deemed to have accepted the Properties and shall have no claim for indemnification from the Sellers for breach of Sections 3.1(x)(B), 3.1(o)(ii), any Property Condition Deficiency or consents or preferential rights of purchase with respect to the Properties that could have also been a Title Deficiency or a Property Condition Deficiency or defects, damages, costs, claims, or other liabilities for items that could have been a Title Deficiency or Property Condition Deficiency other than any Purchase Price adjustment to which Purchaser may be entitled under this Section 2.7.

2.8           Along-side Interests.  Within five (5) business days of the execution of this Agreement, Sellers will offer to purchase the rights and interests in the Properties ("Along-side

Interests") owned by employees of an Affiliate of the Companies or Sellers individually.  Such Along-side Interests shall be purchased by the Company entity that owns an interest in the same Property.  The owners of the Along-side Interests are identified to Purchaser in the Property Letter.  All of the Persons owning Along-side Interests will be obligated to sell their Along-side Interests.  The appropriate Company must close the purchase of the Along-side Interests on or before the Closing, with payment of the purchase price for the Along-side Interests paid in cash by wire transfer to the transferring owner.  The Companies will purchase the Along-side Interests pursuant to the form of Assignment and Bill of Sale or Assignment of Agreement attached as Schedule 2.8, as applicable.  The purchase price for the Along-side Interests shall be paid out of cash in the Companies before the Effective Time and/or the cash that would have been distributed under Section 2.10.

2.9           Distribution to Sellers.  At or prior to Closing, the Companies intend to make a direct or indirect distribution to the Sellers of certain assets which are owned by the Companies (including but not limited to brokerage accounts, certain subsidiaries (the "Excluded Assets") and certain investments).  Schedule 2.9 lists the assets that will be distributed to the Sellers with their respective values immediately prior to the distribution.  The parties shall report and file all Tax Returns consistent with such values.  The Properties, the Along-side Interests purchased pursuant to Section 2.8, the Certificate of Deposit with Community National Bank for $25,000 related to the road repair Letter of Credit, the Certificate of Deposit for $75,000 with Community National Bank related to the Barron Operating LLC drilling permit Letter of Credit, the Certificate of Deposit with Community National Bank for $50,000 related to Barron Operating LLC's Railroad Commission permits, the pipe inventory shown on Schedule 2.4(b), approximately 482 acres owned by Barron Surface Estates LLC and the payment for the Aldridge Properties, if the preferential right of purchase is exercised, will be retained by the Companies.

2.10           Agreed Net Working Capital Distribution.  At or prior to the Closing, the Companies intend to make a distribution to the Sellers of the amount of agreed net working capital on hand as of the close of business on March 31, 2010 ("Agreed Net Working Capital Distribution").  The parties agree that the amount of the Agreed Net Working Capital Distribution is $785,522.00.  The distribution of the Agreed Net Working Capital Distribution shall not affect the Purchase Price.  The Agreed Net Working Capital Distribution may occur anytime before or at Closing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of the Sellers.  In order to induce Purchaser to enter into this Agreement, the Sellers hereby jointly and severally (except as to those items that are personal to an individual Seller in which event the representation and warranty is several and not joint) provide the following representations and warranties to Purchaser, as of the date of this Agreement and as of the Closing Date.  Except as set forth in the Seller Disclosure Schedule delivered to Purchaser concurrently with the execution hereof (it being agreed that disclosure in any Schedule that is part of the Seller Disclosure Schedule of any document, fact, circumstance or situation relating to a representation, warranty or covenant shall also serve as a disclosure of such document, fact, circumstance or situation for all representations, warranties and covenants to the extent it is relevant and apparent on its face), the Sellers represent and warrant as follows:

(a)           Title to Interests.  Each Seller is the sole legal and beneficial owner of the Interests listed below such Seller's name on Schedule 3.1(a)(i), has valid title to such Interests free and clear of all Claims, and has full right, power and authority to sell, assign, convey, transfer and deliver such Interests to Purchaser pursuant to this Agreement and the Transaction Documents. The Interests owned by Jamie Henry Mitros, Benerly Henry Curci and James David Henry are the separate property of each of such persons, not subject to any community property rights of their respective spouses.  Upon Closing, Purchaser will have valid title to the Interests, free and clear of all Claims.  Except as set forth on Schedule 3.1(a)(ii), no Seller is a party to or bound by, and there are no agreements, instruments, proxies, judgments or decrees, whether written or oral, express or implied, other than this Agreement, relating to the voting of, sale, assignment, conveyance, transfer, delivery, right of first refusal, option or limitation on transfer of any of the Interests, each of which item set forth on Schedule 3.1(a)(ii) will be waived or terminated by all appropriate Persons on or prior to the Closing.

(b)           Authority; Enforceability.  Each Seller has full power, authority and legal capacity to enter into this Agreement and the Transaction Documents to which he or she is a party, as applicable, and to perform his or her obligations hereunder.  This Agreement has been duly executed and delivered by each of the Sellers, and constitutes a valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies).  At Closing, all Transaction Documents to be executed and delivered by each Seller shall have been duly executed and delivered by such Seller and all Transaction Documents executed and delivered by each Seller constitute valid and binding obligations of such Seller, enforceable against each in accordance with their terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies).

(c)           No Violation.  Except as set forth in Schedule 3.1(c), the execution and delivery of this Agreement and the Transaction Documents by the Sellers do not, and the consummation of the Transactions and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, revocation, cancellation or acceleration of any obligation or to the loss of a benefit under, give rise to a right of purchase as to the Interests, or result in the creation of any Claim upon any of the Companies or the Interests under any provision of (A) the Organizational Documents of any Company, (B) any Material Contract (excluding the portion of any Material Contract or Lease relating to preferential purchase rights or similar rights arising with respect to the Properties or any consents of property or royalty owners) or Approval applicable to any Seller or Company or to which any Seller or Company is a party or

(C) assuming the consents, approvals, authorizations, filings and notifications referred to in Section 3.1(d) are duly and timely obtained or made, any federal, state or local or other governmental law or ordinance, or any order, writ, injunction, decree, rule or regulation of any court or other Governmental Authority applicable to any Seller or any Company (collectively "Laws"), other than, in the case of clause (C), any such conflicts, violations, defaults, rights or Claims that, individually or in the aggregate, have not had and could not reasonably be expected to (x) have a material adverse effect on any Property, Company, or Seller, (y) impair the ability of any Seller to perform his or her obligations under this Agreement in any material respect, or (z) delay in any material respect or prevent the consummation of any of the Transactions.  Notwithstanding the foregoing, Sellers make no representation or warranty as to (a) whether the sale of the Interests and the indirect transfer of permits issued by any Governmental Authority will be violated without the Approval of such Governmental Authority to the extent such Approval is expected to be granted after such a sale or transfer or (b) whether the sale of the Interests and the indirect transfer of the Properties will violate the rights of any royalty owners with respect to the Properties, Purchaser having satisfied itself on such matters pursuant to Section 2.5.

(d)           Consents.  No Approval from any Governmental Authority is required by or with respect to any Seller or Company in connection with the execution and delivery of this Agreement by the Sellers or the consummation by the Sellers of the Transactions.  Except as set forth in Schedule 3.1(d), no Approval of any Person is required by or with respect to any Seller or any Company (excluding any preferential purchase rights or similar rights arising with respect to the Properties, or rights of royalty owners) in connection with the execution and delivery of this Agreement by the Sellers or the consummation by the Sellers of the Transactions.  Notwithstanding the foregoing, Sellers make no representation or warranty as to (a) whether any Approval of any Governmental Authority is required with respect to the indirect transfer, upon the sale of the Interests,  of permits issued by such Governmental Authority  or whether such permits will remain valid, or (b) whether any Approval of any royalty owners is required with respect to the sale of the Interests.  As the new owner, indirectly, of the Properties, Purchaser will be required to obtain its own City and State drilling permits.

(e)           Organization, Corporate Power and Good Standing.

(i)          Savings is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Texas, and which has the requisite power and authority to carry on its business as now conducted, and to own or lease its properties and other assets as now owned or leased.

(ii)         Henry Equity LLC is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas, and which has the requisite power and authority to carry on its business as now conducted, and to own or lease its properties and other assets as now owned or leased.

(iii)        White Rock Equity LP is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Texas, and which has the requisite power and authority to carry on its business as now conducted, and to own or lease its properties and other assets as now owned or leased.

(iv)        Savings Management is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas, and which has the requisite power and authority to carry on its business as now conducted, and to own or lease its properties and other assets as now owned or leased.

(v)         Barron Operating LLC is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas, and which has the requisite power and authority to carry on its business as now conducted, and to own or lease its properties and other assets as now owned or leased.

(vi)        White Rock Equity Management LLC is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas, and which has the requisite power and authority to carry on its business as now conducted, and to own or lease its properties and other assets as now owned or leased.

(vii)       Barron Minerals Management LLC is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas, and which has the requisite power and authority to carry on its business as now conducted, and to own its properties and other assets as now owned or leased.

(viii)      Barron Surface Estates LLC is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas, and which has the requisite power and authority to carry on its business as now conducted, and to own or lease its properties and other assets as now owned or leased.

(ix)         Barron Minerals LP is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Texas, and which has the requisite power and authority to carry on its business as now conducted, and to own its properties and other assets as now owned or leased.

(f)           Capitalization.

(i)          Schedule 3.1(f) sets forth a true and complete list of all of the issued and outstanding Interests or other equity interests of each of the Companies.  The Interests or other equity interests of each of the Companies have been duly authorized, are validly issued and are fully paid and non-assessable and were issued in conformity with all applicable Contracts or Laws and were not issued in violation of, and, except as identified on Schedule 3.1(f)(i), are not subject to, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right.

(ii)         There are no rights or Contracts (including options, warrants, calls and preemptive rights) obligating any Seller or Company (i) to issue, sell, pledge, dispose of or encumber any Interests or other equity interests of any Company or any securities convertible, exercisable or exchangeable into Interests or other equity interests of any Company, (ii) to redeem, purchase or acquire in any manner any Interests or other equity interests of any Company or any securities that are convertible, exercisable or exchangeable into any Interests or other equity interests of any Company, or (iii) to make any dividend or distribution of any kind with respect to the Interests or other equity interests of any Company (or to allow any participation in the profits or appreciation in value of any Company) other than the distribution set out in Sections 2.9 and 2.10.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights affecting the Interests or other equity interests of any Company or any securities that are convertible, exercisable or exchangeable into any Interests or other equity interests of any Company.  There are no voting trusts, proxies, or other owner or similar agreements or understandings with respect to the voting of the Interests or other equity interests of any Company or any securities that are convertible, exercisable or exchangeable into any Interests or other equity interests of any Company.  There are no issued or outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which holders of the Interests may vote.

(iii)        Savings and Savings Management own the equity interest in the Subsidiary Companies set forth on Schedule 1 free and clear of all Claims, which interests constitute all membership interests in each of the Subsidiary Companies.

(g)           Other Equity Interests.  Except as set forth in Schedule 3.1(g), no Company owns any equity ownership rights in a business entity, whether a corporation, company, joint stock company, limited liability company, general or limited partnership, joint venture, bank, association, trust company, land trust, business trust, sole proprietorship or other business entity or organization, and whether in the form of capital stock, ownership units, limited liability company interest, limited or general partnership interest or any other form of ownership, including any asset held by a Company that is treated as an interest in a partnership for U.S. federal income tax purposes (a "Tax Partnership"), except for the securities to be distributed pursuant to Section 2.9.

(h)           Licenses and Authorizations.  The Companies have all Approvals from Governmental Authorities necessary to operate their businesses as currently conducted, except for any such Approval the absence of which would not have a material adverse effect on their respective businesses.  The execution of this Agreement by the Sellers and the consummation of the Transactions, and the compliance by the Sellers with the terms hereof, will not cause or permit the imposition of any restrictions of such a nature as would limit any operations of the Companies as historically conducted.  No event has occurred which permits, or after the giving of notice or lapse of time or both would permit, the revocation or termination of any Material Contract (excluding the portion of any Material Contracts relating to preferential purchase rights or similar rights arising with respect to the Properties) or Approval (excluding drilling permits which need to be obtained by Purchaser) or the imposition of any restrictions of such a nature as may limit any of the operations of the Companies as historically conducted.

(i)           Compliance with Law.  Each Property and Company is in material compliance with, and not in material violation of, and neither any Company nor any Seller has received any written claim or notice that any Company is not in compliance with, or that it is in violation of, any Laws (other than Environmental Laws) to which any Company, or their businesses, operations, agents, employees, assets or properties are subject (including, all material record keeping and reporting requirements thereof), other than such matters as have been fully and finally resolved prior to the date of this Agreement.  No Company has engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of such Company.

(j)           Financial Statements; No Undisclosed Liabilities.  The Sellers have delivered to Purchaser copies of (A) the reviewed consolidated statement of assets, liabilities and stockholder's equity, the consolidated statement of revenues and expenses, the consolidated statement of stockholders' equity, the consolidated statement of cash flows, and the notes to consolidated financial statements of the Companies as of December 31, 2008, accompanied by the report thereon of Davis, Kinard & Co., P.C., Certified Public Accountants, (B) the unaudited consolidated statement of assets and liabilities and the unaudited statement of income and expenses of the Companies as of December 31, 2009 (the "2009 Financial Statements"), and (C) the unaudited consolidated balance sheet of the Companies as of February 28, 2010 (the "Interim Balance Sheet").  Items (A), (B) and (C) in this Section 3.1(j) collectively are referred to herein as the "Company Financial Statements."  The Company Financial Statements are all prepared on an income tax basis, not GAAP, but do include FAS 69 .  Except as set forth in Schedule 3.1(j), as of the date of this Agreement, there is no liability or obligation of any kind, whether accrued, absolute, fixed, contingent or otherwise, of any Company other than (W) liabilities adequately reflected or reserved against in the Interim Balance Sheet, (X) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2008, (Y) any such liabilities which would not be required to be presented in financial statements or the notes thereto prepared in conformity with financial statements prepared on an income tax basis, in a manner consistent with past practice, in the preparation of the 2009 Financial Statements and which, individually or in the aggregate would not reasonably be expected to have a material adverse effect on the any Company, or (Z) liabilities otherwise disclosed on Schedule 3.1(j) or expressly permitted by this Agreement.  The Company Financial Statements, including the notes thereto, were prepared on an income tax basis, applied on a consistent basis throughout the periods covered thereby and the 2009 Financial Statements fairly present in all material respects the financial position of the Companies covered thereby at the dates thereof and the results of the operations of the Companies covered thereby for the periods indicated in accordance with income tax basis accounting.

(k)           Charter Documents, Regulations, Bylaws, etc.  The copies of the Organizational Documents, the minute books, Interest certificate books, Interest transfer books and equity ledgers of each Company have been made available to Purchaser and are true, complete and correct.

(l)           Investments in, and Payments to Certain Persons; Powers of Attorney.  Except as set forth on Schedule 3.1(l), the Companies have not made any exchanges, barter arrangements, loans or advances or otherwise extended credit to any directors, officers, agents, employees, consultants or owners of any Company and all will have been repaid as of Closing or distributed to the Sellers.  Except as set forth in Schedule 3.1(l), there are no powers of attorney outstanding by any Company in favor of any other Person.

(m)           Taxes and Tax Returns.  Each Company and Tax Partnership, either individually or collectively with other Companies, has duly filed all Tax Returns required to be filed by it with the appropriate Governmental Authority, all of which properly reflect the Taxes owed by the Company or Tax Partnership for the periods covered thereby, and each Company has timely paid all Taxes owed by it, whether or not shown to be due on a Tax Return, and including without limitation any and all deposits required by law to be made by it with respect to employees' withholding or other income, sales excise, and use Taxes.

(i)          Neither a Seller nor any Company or Tax Partnership has received any written notice of unresolved assessment or deficiency or proposed assessment by any taxing authority and there is no pending tax examination of or tax claim asserted against any Company or Tax Partnership or any of their respective properties or assets.  To the Knowledge of Sellers, no claim has ever been made by a Governmental Authority in a jurisdiction where any Company or Tax Partnership does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.  There is no tax lien on any of the properties or assets of any Company or Tax Partnership, except for inchoate liens for Taxes not yet due and payable.  There are no outstanding contracts or waivers extending the statutory period of limitation applicable to (A) the filing of any Tax Return by or with respect to, or (B) any claim for, or the period for the collection or assessment of, Taxes due from or with respect to, any Company for any taxable period.

(ii)         No Company or Tax Partnership has agreed to make any material adjustment pursuant to Section 481(a) of the Code (or any similar provision of foreign, state or local law or any predecessor provision) by reason of any change in any accounting method, and there is no application pending with any Governmental Authority requesting permission for any changes in any accounting method of any Company.

(iii)        No Company or Tax Partnership is a party to, is bound by, or has any obligation under, any Tax sharing agreement, Tax allocation agreement, Tax indemnity agreement or similar Contract (other than obligations resulting from the sharing of profits and losses with respect to the Tax Partnerships under the agreements identified in Schedule 3.1(g)) and the transactions contemplated by this Agreement will not give rise to any obligation to indemnify any other Person for Taxes (as a result of a technical termination of a partnership pursuant to Section 708(b)(1)(B) or otherwise) or cause any transfers of interests in a Tax Partnership that are void or impermissible, or would cause a winding-up or liquidation of such Tax Partnerships other than under the Tax Partnerships identified on Schedule 3.1(g) .

(iv)        No Company or Tax Partnership has executed or entered into with the IRS, or any other Governmental Authority, a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local, foreign or other income tax law, that will require any increase in taxable income or alternative minimum taxable income, or any reduction in Tax deductions or Tax credits for, any Company or Tax Partnership for any taxable period ending after the Closing Date.

(v)         No Company (other than Henry Equity LLC) or Tax Partnership is, or has been, a member of an affiliated, consolidated, combined, unitary or similar group for federal, state or local Tax purposes that includes any Person that is not a Company or Tax Partnership, and no Company or Tax Partnership has any liability for the Taxes of any Person that is not a Company or Tax Partnership.

(vi)        From and at all times since their respective organization dates and through Closing, (i) Savings and each of the Tax Partnerships has properly been classified as a partnership for U.S. federal income tax purposes, and (ii) Savings Management and each Company Subsidiary has properly been classified as an entity disregarded as separate from James C. Henry or Savings, respectively, for U.S. federal income tax purposes under Treasury Regulation § 301.7701-3.  Other than the Tax Partnerships, there are no assets held by any Company or Tax Partnership that are treated as an entity for U.S. federal income tax purposes.  All Tax Returns have been prepared in a manner consistent with the foregoing.

(vii)       As of the Closing, none of the Sellers or any Company or Tax Partnership will have in force a power of attorney with respect to any matter relating to Taxes that could affect a Company or Tax Partnership.

(viii)      No Company or Tax Partnership is responsible for any Taxes under Treasury Regulation §§ 1.1361-4(a)(6), 1.1502-6, 301.7701-2(c)(2), 301.7701-2T, or similar foreign, state or local principles.

(ix)         No Company or Tax Partnership has (i) participated in any listed transaction or any other reportable transaction within the meaning of Treasury Regulation §§ 1.6011-4, (ii) engaged in any transaction that gives rise to a registration obligation under Section 6111 of the Code or a list maintenance obligation under Section 6112 of the Code, or (iii) taken any position on a Tax Return that could give rise to a substantial underpayment of Tax under Section 6662 of the Code or any similar provision of state or local law.

(n)           Legal Proceedings, Etc.  Except as shown on Schedule 3.1(n) and except as related to Environmental Laws, there are no actions, suits or proceedings, arbitrations or material disputes, claims, audits or investigations, whether administrative, judicial or otherwise, (i) pending or, to the Knowledge of any Company or Seller, threatened, by or against or affecting any Property operated by a Company or a Company or their business, or any of their assets or properties (excluding any Properties not operated by a Company), or (ii) to the Knowledge of any Company or Seller, pending or threatened by or against or affecting any Property not operated by a Company, in each case at law or in equity or otherwise, whether or not covered by insurance or the indemnity provisions of any Contract.  None of the Companies or Properties operated by a Company, or to the Knowledge of any Company or Seller, none of the Properties not operated by a Company, is subject to or in default with respect to any indictment, order, injunction, decree, ruling or award of any arbitrator or Governmental Authority.

(o)           Properties.

(i)          The Property Letter includes substantially all Properties owned by the Companies as of the Effective Date, and there are no material Properties not included in the Property Letter.

(ii)         The execution and delivery of this Agreement and the Transaction Documents by the Sellers and the consummation of the Transactions and compliance with the provisions hereof will not give rise to a right of termination, modification, revocation, cancellation or acceleration of any obligation or to the loss of a benefit under or result in the creation of any Claim upon any of the Properties.  No Approval from any Governmental Authority or Person is required with respect to any Property as a result of the execution and delivery of this Agreement and the Transaction Documents by the Sellers or the consummation by the Sellers of the Transactions, but Purchaser will have to obtain its own City and State drilling permits.

(p)           Material Contracts.

(i)           Schedule 3.1(p) sets forth a true and complete list of the following Contracts (each a "Material Contract" and collectively, the "Material Contracts"):

(A)          all joint operating or development agreements or similar Contracts that apply to Properties that, in the aggregate, represent not less than 95% of the aggregate Maximum Title Deficiency Amount;

(B)           all Contracts that pertain to the provision of drilling services to any Company or with respect to any of the Properties;

(C)           all Contracts that concern the purchase and sale, gathering, transportation, compression or processing of Hydrocarbons or similar Contracts relating to or included in the Properties that are operated by a Company and that are (x) not terminable without penalty on ninety or less days notice or (y) can be reasonably expected to result in aggregate monthly revenues to the Companies of more than $25,000 (based solely on the terms thereof and without regard to any expected increase in volumes or revenues) during the current or any subsequent calendar year;

(D)           any indenture, mortgage, loan, credit or sale leaseback or similar financial Contract to which any Company is a party or to which any Property is subject;

(E)           all leases (other than a Lease) under which any Company is the lessor or the lessee of real or personal property which lease (x) cannot be terminated by such Company without penalty or payment upon sixty or less days notice or (y) involves an annual base rental of more than $100,000;

(F)           all hedging or swap Contracts to which any Company is a party or by which any assets of any Company is bound;

(G)           any employment, severance, retention, termination or consulting Contract or Plan between any Company and any other Person other than any consulting Contract that can be terminated by such company without penalty or payment upon sixty or less days notice.

(ii)         Other than preferential rights of purchase and/or rights to consent to transfer, as to which no representation is made, there exist no material defaults by any Company under any Material Contract or, to the Knowledge of the Sellers, by any other Person that is a party to such Material Contract, and no Company has received written notice of (A) any default under any Material Contract or (B) any other Claim under any Material Contract that would reasonably be expected to result in a material loss to a Company or the termination of such Material Contract.  The Companies are in compliance with the material terms of all Material Contracts.  Material Contracts under this Section 3.1 (p)(ii) does not include any Leases.

(iii)        True and complete copies (including all amendments thereto) of each Material Contract have been or will be made available to Purchaser prior to or promptly following the date of this Agreement.

(q)           Employee Benefit Plans.

(i)          None of the Companies has any Plans, and, as such, there are no Plans established, maintained or contributed to (or otherwise required to be contributed to) by the Companies.

(ii)         None of the Companies or any of their ERISA Affiliates, if any, have ever established, maintained or contributed to, or have ever had any obligation to contribute to, (A) any multiemployer plan (within the meaning of Section 3(37) of ERISA), (B) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412, 430 or 436 of the Code or (C) a plan providing for the continuation of medical or health benefits, death benefits or life insurance benefits after any employee's termination of employment (including retirement) except for continuation of coverage required pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder (or similar state law).

(iii)        The Companies and their ERISA Affiliates, if any, do not have any liabilities or obligations (contingent or otherwise) with respect to any Plan, which could otherwise subject Purchaser or its Affiliates (or any of their personnel or owners) to any liability, whether pursuant to the terms of such Plan or under applicable Law, including, but not limited to, the fiduciary rules of ERISA and the prohibited transaction rules of ERISA or Section 4975 of the Code.

(r)           Labor and Employment Matters.

(i)          No Company has any employees and as of the Closing Date, no Company will have any employees.

(ii)         No Company has misclassified any person as an independent contractor rather than as an employee under any applicable Laws.

(iii)        No Company is a party to any Contract with any independent contractor that (i) restricts any Company from terminating the consulting relationship with respect to any such independent contractor without cause or without a specified notice period, or (ii) obligates any Company to pay severance or provide vesting acceleration on shares or other securities of any Company upon a termination of such independent contractor's consulting relationship with any Company upon a change in control of any Company or otherwise.

(iv)        No Company is a party to, or bound by, any collective bargaining agreement or any other contract with any labor union or representative of employees.  There are no (A) strikes, work stoppages, work slowdowns, or lockouts pending or, to the Knowledge of the Sellers, threatened against or involving any of the Companies, or (B) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Sellers, threatened by or on behalf of any Person.  There has been no labor union organizing activity relating to any of the Companies, and there is no union organizational campaign or representation petition or certification application currently pending with respect to any of the Companies.  To the Knowledge of the Sellers, no union has applied to have any Company declared a related or successor employer pursuant to applicable Laws.

(s)           Insurance.  Schedule 3.1(s) contains a complete listing of the Companies directors' and officers' liability insurance, primary and excess casualty insurance policies providing coverage for bodily injury and property damage to third parties, including any products liability and completed operations coverage, and workers compensation, in effect as of the date hereof.  There are no billed but unpaid premiums past due under any such policy or binder.  Except as shown in Schedule 3.1(q).1(s):  (i) there are no outstanding claims under any such policies or binders and, to the Knowledge of the Sellers, there has not occurred any event that might reasonably form the basis of any claim against or relating to the Companies that is not covered by any such policies or binders, and (ii) no notice of cancellation or non-renewal of any such policies or binders has been received.  None of the insurance listed on Schedule 3.1(s) or otherwise benefiting the Companies will belong to or benefit the Companies as of the Closing, all of such policies having been cancelled or transferred out of the Companies effective as of the Closing.

(t)           Brokers.  No broker, finder or other Person is entitled to any broker's, finder's or similar fee, commission or expense to be paid by any Company in connection with the Transactions by reason of any action taken by the Companies or the Sellers.

(u)           Imbalances.  Except for normal immaterial pipeline imbalances that are adjusted by the pipeline each month, there are no wellhead imbalances or other imbalances attributable to the Properties as of the Effective Time or as of the Closing Date that require payment or other consideration from any Company to a third party or for which any Company would otherwise be responsible.

(v)           Plugging and Abandonment.  Except as shown on Schedule 3.1(v), there are no Wells located on the Leases (i) with respect to which, to the Knowledge of the Sellers, any Seller or any Company has received a written order from any Governmental Authority requiring, or any written Claim from any other Person requesting or demanding that, such Wells be plugged and abandoned, or (ii) that have been plugged and abandoned but have not been plugged and abandoned in accordance with applicable Contracts and the requirements of each Governmental Authority having jurisdiction over the subject Properties.

(w)           Payout Balances.  Schedule 3.1(w) contains a complete and accurate schedule of the status of any "payout" balance due as of March 31, 2010, for each Property that is subject to a reversion or other adjustment at some level of cost recovery or payout.

(x)           Royalties, Etc.  To the Knowledge of Sellers, (A) all royalties, overriding royalties and other burdens on production due with respect to the Properties have been timely and properly paid in accordance with the applicable Leases, will be timely and properly paid, or placed in suspense pending identification of the owners thereof or their location or the resolution of title defects related thereto, and (B) all expenses relating to the ownership or operations of the Properties have been timely and properly paid or are pending payment and are within the payment terms set forth in the applicable operating agreement or other agreement concerning the Property.  All revenue received by the

Companies, in their capacity as operator of the Properties, for the sale of Hydrocarbons attributable to any joint working interest owner's interests in the Leases have been paid or is being held in suspense or will be timely and properly paid.

(y)           Wells.  To the Knowledge of the Sellers, all Wells have been drilled and completed within the limits permitted by all applicable Leases or Contracts.

(z)            Books and Records.  All books, records and files of the Companies (including those pertaining to the Properties and other assets of the Companies, those pertaining to the production, gathering, transportation and sale of Hydrocarbons, and corporate, accounting, financial, employee and contractor or consultant records):  (i) have been prepared, assembled and maintained in accordance with usual and customary policies and procedures; and (ii) fairly and accurately reflect the ownership, use, enjoyment and operation by the Companies of the Properties and other assets in all material respects.  The Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that:  (x) transactions are accurately and promptly recorded; (y) transactions are executed in accordance with management's specific or general authorization; and (z) access to their books, records and assets is permitted only in accordance with management's general or specific authorization.

(aa)          Leases.  The Leases are either (i) held by extension, development, production or drilling or reworking operations in accordance with their terms, or (ii) currently within their primary terms.  There is no default in any obligation under any Lease that would reasonably be expected to have a material adverse effect on the ownership, operation, value or use of any Property.  The Companies have not received any written notice of any breach or default of any Lease, nor, to the Knowledge of the Sellers, has any Person threatened in writing any action to terminate, cancel, rescind or reform any Lease or any provision thereof.

(bb)          Bonds, Letters of Credit, etc.  Schedule 3.1(bb) sets forth a true and complete list of all bonds, letters of credit, guaranties and similar instruments issued by any Company and required by contract or applicable Law to be posted or otherwise tendered in order to own/and or operate any of the Properties.

(cc)          Suspense Funds.  Schedule 3.1(cc) sets forth a true and complete listing, as of March 31, 2010, of all proceeds from production attributable to the Properties held in suspense by any Company for any other Person.

(dd)         Certain Other Agreements.  Company and or Sellers have the right to (i) cause the termination of the Participation Agreements described in Section 4.8 as they pertain to the Companies at no cost to Companies and to (ii) purchase the Along-side Interests.

3.2           Representations and Warranties of Purchaser.  Purchaser hereby represents to the Sellers as follows:

(a)           Formation and Organization.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to carry on its business as now conducted, and to own and lease operate its properties and other assets as now owned or leased.

(b)           Authority; Enforceability.  Purchaser has full power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and any other Transaction Documents and the consummation of the Transactions have been duly and validly authorized and approved by all required actions of Purchaser and no other actions on the part of Purchaser are necessary to authorize and approve this Agreement, any other Transaction Documents and the Transactions.  This Agreement has been duly executed and delivered by Purchaser, and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies).  At Closing, all Transaction Documents to be executed and delivered by Purchaser shall have been duly executed and delivered by Purchaser, and all Transaction Documents executed and delivered by Purchaser constitute valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies).

(c)           No Violation; Consents.  The execution and delivery of this Agreement and the Transaction Documents by Purchaser do not, and the consummation of the Transactions and compliance with the provisions hereof by Purchaser will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Claim upon any of the properties or assets of Purchaser or any of its Subsidiaries under any provision of (A) the Organizational Documents of Purchaser, (B) any material loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement applicable to Purchaser or any of its Subsidiaries or (C) assuming the consents, approvals, authorizations, permits, filings and notifications are duly and timely obtained or made, any federal, state or local or other governmental law or ordinance, or any order, writ, injunction, decree, rule or regulation of any court or other Governmental Authority applicable to Purchaser, other than, in the case of clause (B) or (C), any such conflicts, violations, defaults, rights, Claims, detriments, laws or orders that, individually or in the aggregate, have not had and could not reasonably be expected to (x) impair the ability of Purchaser to perform its obligations under the Agreement in any material respect, or (y) delay in any material respect or prevent the consummation of any of the Transactions.  No approval from any Governmental Authority is required by or with respect to Purchaser or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the Transactions.

(d)           Brokers.  No broker, finder or other person who is entitled to any broker's, finder's or similar fee, commission or expense to be paid by any Seller in connection with the Transactions by reason of any action taken by Purchaser.

(e)           Financial Capability.  As of the Closing, Purchaser will have access to sufficient cash to consummate the Transactions and pay the Purchase Price at Closing, and immediately before and after consummation of the Transactions, Purchaser will be solvent.

(f)            Investment Representation.  Purchaser is acquiring the Interests from Sellers for its own account, for investment purposes only and not with a view to or for resale in connection with the distribution thereof except as permitted under the Securities Act and any other applicable securities laws.

ARTICLE IV
COVENANTS OF THE PARTIES

4.1           Conduct of Business of each Company.  On and after the date hereof and prior to the Closing Date, and except as contemplated by this Agreement or as otherwise consented to by Purchaser in writing, which consent will not be unreasonably withheld, conditioned or delayed, Sellers shall cause each Company to conduct its business in the ordinary course consistent with past practice.  With respect to any request from Sellers for Purchaser to consent to an exception to the covenants in this Section 4.1, Purchaser shall respond as promptly as practicable, but in any event within three (3) business days, to such request.  If Purchaser does not respond to such request within such period of time, Purchaser shall be deemed to have consented to such request.  Without limiting the generality of the foregoing, except as otherwise permitted in this Agreement, each Seller will cause each Company to:

(a)           not declare, set aside or pay any dividend or distribution, whether in cash, stock or property (or any combination in respect of their capital stock thereof), issue, sell, purchase, redeem or otherwise acquire or issue any rights to subscribe for, or warrants to purchase any equity interests or any other security of a Company; nor adopt resolutions authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such Company or enter into or adopt any plan or agreement with respect to the foregoing, or make any other material change in the capitalization of such Company; nor split, combine or reclassify any of its Interests or other outstanding equity interests;

(b)           not create, incur or assume any indebtedness for borrowed money or guarantee any such indebtedness or create, incur or permit to exist any Claim on any Property or Company other than Permitted Encumbrances or inter-company loans to which the only parties thereto are the Companies;

(c)           operate, maintain and otherwise deal with the Properties in accordance with past practices and in accordance with applicable oil and gas Leases and other Contracts and applicable Laws and Approvals, and shall operate, maintain and otherwise deal with all assets of the Companies other than the Properties in accordance with past practices and in accordance with applicable Contracts, Laws and Approvals;

(d)           promptly advise Purchaser in writing of the threat or commencement of any dispute, claim, action, suit, proceeding, arbitration or investigation against or involving a Company when the amount claimed is $25,000 or more in the aggregate;

(e)           use its commercially reasonable efforts to conduct its business in such a manner that on the Closing Date the representations and warranties of each Seller contained in this Agreement shall be true as though such representations and warranties were made on and as of such date;

(f)            not (A) amend or assign its Organizational Documents, (B) amend or modify any Lease or any Material Contract, or (C) assign any Lease or Material Contract to any Person other than a Company except pursuant to contractual obligations to assign Leases or Material Contracts or portions thereof or rights thereunder in accordance with their terms as in existence as of the date of this Agreement, in each case other than assignments that would reasonably be expected to have a material adverse effect on a Company;

(g)           not make an equity investment in any other Person or acquire by merger or consolidation or purchase of equity interests any corporation, partnership, association or any other business organization or division thereof other than purchases or sales in brokerage accounts, investments in which accounts will be distributed pursuant to Section 2.9;

(h)           not make any change in any method of accounting or accounting principles or make any election with respect to Taxes or file any amended Tax Return;

(i)            not terminate or voluntarily relinquish any permit, license or other authorization from any Governmental Authority or Person necessary for the conduct of the business of a Company or any Property, except in the ordinary course of business;

(j)            not resign, transfer or otherwise voluntarily relinquish any control, possession of or right it has as of the date of this Agreement as operator of any Property;

(k)           not sell, lease or sublease, transfer, farm out or otherwise dispose of or mortgage, pledge or otherwise encumber any Property (except for Permitted Encumbrances and sales of Hydrocarbons in the ordinary course of business); nor acquire any oil and gas interests or any other assets that have a value at the time of such acquisition of $100,000.00 or more in the aggregate (except that other assets with an aggregate purchase price of no more than $50,000.00, in addition to the other acquisitions authorized by this clause, may be acquired that are incidental to the business of the Companies and acquired in the ordinary course of the business of the Companies consistent with past practices); nor enter into any hedging or derivative Contracts (financial, commodity or otherwise); nor sell, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any securities of any other Person; nor make any loans, advances or capital contributions to, or investments in, any Person other than another Company; nor enter into any Contract or series of related agreements that would cause any Company to spend $50,000 or more or any other Contract not terminable by such Company that is a party thereto upon notice of 30 days or less and without penalty or other obligation; nor agree with any Person to limit or otherwise restrict in any manner the ability of any Company to compete or otherwise conduct its business; nor enter into any Contract with respect to any of the foregoing;

(l)            not incur any cost or expense for geophysical items including acquisition, processing, reprocessing or interpretation; nor make a capital expenditure or series of related capital expenditures of $100,000.00 or more, except in the ordinary course of business, including as ordinary course AFEs for well drilling operations, well reworking operations, and inventory purchases in connection with well drilling operations; nor assume, endorse (other than endorsements of negotiable instruments in the ordinary course of business), guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the liabilities or obligations of any other Person; nor enter into any Contract with respect to any of the foregoing or

(m)           not hire any Person as an employee, consultant or agent, or otherwise establish, maintain or contribute to (or undertake any obligation to contribute to) any Plan.

4.2           Intentionally Omitted.

4.3           Access to Information.  Between the date of this Agreement and the Closing Date, Sellers will cause the Companies, during normal business hours, to (i) give Purchaser and its authorized representatives reasonable access to the facilities and Properties and all books, records, offices and other facilities and properties of the Companies, (ii) permit Purchaser to make such inspections thereof as Purchaser may reasonably request, including the performance of sampling and testing of facilities, soils and other substances, (iii) give Purchaser the opportunity to discuss the business of the Companies with such officers, directors, accountants, consultants and counsel of the Companies as Purchaser deems reasonably necessary or appropriate for the purpose of familiarizing itself with the Companies and Properties and (iv) cause its employees to furnish Purchaser with such financial and operating data and other information with respect to the business and properties of the Companies as Purchaser may from time to time reasonably request; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of the Companies.  Except for the representations and warranties contained in this Agreement, each Seller makes no warranty or representation of any kind as to the books and records or any information contained therein or the completeness thereof.  Purchaser agrees that any conclusions drawn from the books and records shall be the result of its own independent review and judgment.  From the Closing Date for a period of three (3) years thereafter, Purchaser will provide Sellers with reasonable access during regular business hours to inspect and/or copy all books, records, operating data and other information generated or obtained by the Companies prior to the Closing Date and pertaining to the operation of the Companies, as may be reasonably necessary for the Sellers to conduct or tend to their business affairs.

4.4           Cooperation in Connection with Regulatory Filings.

(a)           From and after the date hereof, Sellers shall, and until Closing shall cause the Companies to, provide reasonable assistance, at Purchaser's expense, to Purchaser and its auditors and other representatives in connection with any regulatory filings, tax filings, other filings with any Governmental Authority and filings that may be required by the Securities and Exchange Commission (the "SEC") (collectively, the "Filings").

(b)           If, after Closing Purchaser is required to provide audited financial statements for the Companies, Sellers shall, prior to Closing,  provide reasonable  assistance to Purchaser in preparing statements of revenues and direct operating expenses for the Companies for up to the most recent two (2) fiscal years ending prior to the Closing Date and all notes and schedules related thereto.  If requested prior to Closing, Sellers or officers of the Companies shall execute and deliver to Purchaser’s auditor KPMG, (“Auditor”) an engagement letter and representation letters (in form and substance customary for representation letters provided by management to external audit firms) related to the audited financial statements contemplated by this Section 4.4(b) as may be reasonably required by the Auditor; provided, however, that Purchaser shall provide customary indemnity for any Seller or officer or employee of the Companies executing and delivering such representation letters to the Auditor.

(c)           Purchaser shall promptly reimburse Sellers for all expenses incurred by Sellers pursuant to this Section 4.4.

(d)           All of the information and cooperation provided by Sellers and/or the Companies and or Affiliates of the Companies, and the officers and employees of such Affiliates, pursuant to this Section 4.4, is given without any representation or warranty, express or implied, and neither Sellers, the Companies, the Companies’ Affiliates nor their officers or employees shall have any liability or responsibility with respect thereto.  Purchaser hereby releases, remises and forever discharges Sellers, the officers of the Companies, the Companies Affiliates and the officers and employees of such Affiliates from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, liabilities, interest, or causes of action whatsoever, in law or in equity, known or unknown, which Purchaser might now or subsequently may have, based on, relating to or arising out of Sellers', the Companies the Companies’ officers or the Companies Affiliates obligations pursuant to this Section 4.4, including but not limited to the provision of any information.  From and after Closing, Purchaser and the Companies  shall, jointly and severally, indemnify, defend and hold harmless the Sellers, the former officers of the Companies and the Affiliates of the Companies and their officers and employees from and against any and all claims, liabilities, losses, costs and expenses (including court costs and reasonable attorneys' fees), arising out of or relating to Sellers' obligations pursuant to this Section 4.4 including but not limited to the provision of the information required hereunder, even if caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any indemnified Person.

4.5           Consent from Third Parties.  Each Seller and each Company will use their respective commercially reasonable efforts to acquire the written consent from all third parties listed on Schedule 3.1(d).  Purchaser agrees to use commercially reasonable efforts to assist the Sellers to obtain any consent to the extent reasonably requested by the Sellers or a Company.

4.6           Further Assurances.  Subject to the terms and conditions of this Agreement, each of the parties hereto will use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable, under applicable laws and regulations to fulfill its obligations under this Agreement and to consummate and make effective the transactions.

4.7           Public Announcements.  Prior to Closing, Sellers and Purchaser will consult with each other before issuing any press release or otherwise making any written statements with respect to this Agreement and the Transactions, and, except as required by any Law or stock exchange rule, neither Sellers, any Company nor Purchaser shall issue any such press release or make any such written public statement without the prior consent of the other parties, which consent shall not be unreasonably withheld.

4.8           Resignations; Releases.  Each of the Persons identified as officers of the Companies on Schedule 4.8 shall tender to the Companies prior to the Closing Date written resignations from such positions with the Companies as of the Closing Date, together with a release of all claims against the Companies and Sellers.  Each employee who has a Participation Agreement with any Company will agree to terminate that Participation Agreement at no cost to the Company.  A list of the Participation Agreements to be terminated is attached as Schedule 4.8(a).

4.9           Name Change.  Purchaser agrees to change the legal name of all Companies by December 31, 2010 to another name not including the name "Henry" and to coordinate that name change with Sellers so that they may file Certificates of Formation for entities using that name.  By December 31, 2010, Purchaser will stop all use of the "Henry" name in any public form or fashion other than in the context of reporting Purchaser's historical results of operations or otherwise describing this Transaction.

4.10         Resignation as Operator.  Sellers will cause Henry Resources LLC ("Resources") to resign as operator on all Properties on which it is operator, effective as of the Closing.  If any joint operating agreement or other agreement pursuant to which Resources is an operator requires notice before a resignation is effective or other similar requirements, then Resources will continue to operate the applicable Property until the expiration or waiver of such notice or similar requirement, and Purchaser will pay to Resources, for so long as it must remain as operator, fees equal to $750 per month per active well, plus $7,500 per month per well being drilled or completed, plus Resources' actual third party expenses.  Sellers will cause Resources to assign, to the extent assignable, to Purchaser or its Affiliate, at no cost to Purchaser, those items identified in clauses (iv) and (v) of the definition of Properties to the extent held in Resources name, but only to the extent applicable to the Properties only rather than properties held by Sellers or Resources after Closing.

4.11         Tax Matters.

(a)           Sellers shall prepare or cause to be prepared any and all Tax Returns with respect to any Company (including any Tax Returns with respect to the Tax Partnerships that are required to be filed by a Company) for a Tax period ending on or before the Closing Date.  Not later than 30 days prior to the due date (including extensions) or proposed date of filing (if earlier) of each such Tax Return, Sellers shall deliver a copy of such Tax Return to Purchaser for its review and comment.  Sellers shall make any changes to each such Tax Return reasonably requested by Purchaser, with any disputes resolved by a mutually acceptable, nationally recognized, independent accounting firm, and shall deliver a final draft of such Tax Return to Purchaser prior to the due date for filing such Tax Return.  To the extent any  Company is required to execute and/or file any such Tax Return after the Closing Date, Purchaser shall cause such Tax Return (reflecting all agreed or finally determined changes) to be filed upon receipt thereof.  All such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable law.

(b)           Purchaser shall prepare any Tax Returns due for or with respect to any Company (including any Tax Returns with respect to the Tax Partnerships that are required to be filed by a Company) for a Tax period that includes but does not end on the Closing Date (a "Straddle Period").  Notwithstanding anything to the contrary herein, (i) any income or franchise tax paid or payable with respect to each Company or Tax Partnership shall be allocated to the Tax period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise Tax and (ii) production taxes and similar Taxes measured by units of production, and severance taxes, shall be apportioned to Sellers based on the amount of Hydrocarbons actually produced, purchased or sold, as applicable, before the Effective Time and to Purchaser based on the amount of Hydrocarbons actually produced, purchased or sold, as applicable, on or after the Effective Time.  Not later than 30 days prior to the due date (including extensions) or proposed date of filing (if earlier) of each such Tax Return, Purchaser shall deliver a copy of such Tax Return to Sellers for its review and comment.  Purchaser shall make any changes to each such Tax Return reasonably requested by Sellers, with any disputes resolved by a mutually acceptable, nationally recognized, independent accounting firm, and shall deliver a final draft of such Tax Return to Sellers prior to the due date for filing such Tax Return.  All such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable law.

(c)           With respect to any Taxes due from Purchaser or its Affiliates (including any Company after the Closing Date) (i) for a Tax period ending on or before the Closing Date (or, in the case of severance, real property and ad valorem taxes, the Effective Time) or attributable to the portion of a Straddle Period prior to and including the Closing Date (provided that the allocation of Taxes other than severance, real property and ad valorem taxes to such portion of the Straddle Period shall be determined on an interim closing of the books basis) (or, in the case of severance, real property and ad valorem taxes, the

Effective Time, apportioned consistently with the method of apportionment applied in Sections 2.4(d),  4.11(a) or 4.11(b) for such Taxes), or (ii) any breach of the representations or obligations set forth in Section 3.1(m), Sellers shall pay the amount of such Taxes (as set forth on the applicable agreed or finally determined Tax Returns relating thereto or as otherwise agreed by the parties) to Purchaser on or before 10 days prior to the due date therefor, and shall otherwise agree promptly to reimburse Purchaser and its Affiliates for their associated costs (including Taxes and costs associated with the defense of any audit or other contested proceeding with respect to such Taxes).  To the extent permitted under applicable Law, all Tax Returns with respect to Tax periods that include the Closing Date will be prepared and filed on the basis that the applicable Tax period of the Companies and the Tax Partnerships ended on the Closing Date Date.

(d)           With respect to Straddle Periods or Tax periods ending on or before the Closing Date, Sellers and Purchaser shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns, any audit, litigation or other proceeding with respect to Taxes and Tax Returns.  Such cooperation shall include the retention and (upon the other party's request) the provision of records and information that are reasonably relevant to any such audit or proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, the party requesting assistance shall pay the reasonable out-of-pocket expenses incurred by the party providing such assistance; provided, further, no party shall be required to provide assistance at times or in amounts that would interfere unreasonably with the business and operations of such party.  Sellers and Purchaser further agree, upon a reasonable request by the other, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on any Company (including with respect to the Transactions).  Sellers and Purchaser further agree, upon a reasonable request by the other, to provide the other party with all information regarding the Companies that either party is required to report to any Governmental Authority.

(e)           With respect to Savings, Sellers and Purchaser agree, for U.S. federal income tax purposes, to treat Purchaser's purchase of the Interests in a manner consistent with the holding in Situation 2 of Revenue Ruling 99-6, 1999-1 C.B. 432.  Specifically, such acquisition will be treated (1) by Sellers as if they had sold their Interests in Savings to Purchaser and (2) by Purchaser as if it had purchased the assets of Savings, and, in the case of Savings Management or any Company Subsidiary, the assets of Savings Management or such Company Subsidiary.

(f)           Within a reasonable time after the Closing Date, but in no event later than 90 days prior to the due date for filing Purchaser's applicable Tax Return, Purchaser and Sellers shall prepare a schedule (the "Allocation Schedule") allocating the Purchase Price and other consideration paid for the Interests, as adjusted pursuant to the terms of this Agreement and taking into account such further adjustments as required for applicable Tax purposes, among the Interests and further among the assets of the Companies in accordance with Section 751 and the requirements of Treasury Regulation § 1.1060-1, as applicable.  The parties shall report and file all Tax Returns consistent with the Allocation Schedule and shall take no Tax position contrary thereto or inconsistent therewith (including in any audits or examinations by any Governmental Authority).

(g)           The parties agree that the Purchase Price is inclusive of all applicable sales or use Taxes applicable to the purchase and sale of the Interests, and any other transfer gross receipts, registration, and similar Taxes (including real estate transfer Taxes) (collectively, "Transfer Taxes"), if any, that are payable by any party hereto or any Company arising out of or in connection with the consummation of the transactions contemplated by this Agreement shall be borne 100% by Purchaser.

(h)           With respect to any Tax Return for the Tax Partnerships filed by Sellers pursuant to Section 4.11(a), Purchaser may direct that an appropriate Code Section 754 election is made to be effective as of the Closing Date and that any such Tax Partnership apply the remedial method as described in Treasury Regulation § 1.704-3(d).

4.12          Notification of Certain Matters.  The Sellers and Purchaser shall each give prompt written notice to the other of (a) the occurrence, or failure to occur, of and shall provide accurate and complete copies of any and all information relating to, any event of which it becomes aware that has caused or that would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing, and (b) the failure of such, or any officer, director, employee, or agent of such party, to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it hereunder.  A notifying party under this Section 4.12 shall use all commercially reasonable efforts to cure, before the Closing, any occurrence of (a) or (b) in the proceeding sentence.

4.13          Identity of Purchaser.  Sellers are contracting for the sale of the Interests to Purchaser, a Delaware limited liability company.  Therefore, Purchaser covenants and agrees that it will not assign this Agreement to any Affiliate or Subsidiary or permit any Affiliate or Subsidiary to pay the Purchase Price to Sellers unless such Affiliate or Subsidiary is a corporation or limited liability company not organized under the laws of the State of Texas.

4.14          As to Representations and Warranties of Sellers.  Purchaser and the Sellers acknowledge and agree that:

(a)           OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 3.1, SELLERS EXPRESSLY DISCLAIM AND MAKE NO WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY, OR IMPLIED, AS TO (i) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION, OR RECORDS FURNISHED TO PURCHASER IN CONNECTION WITH THE PROPERTIES OR THE COMPANIES; (ii) THE PRESENCE, QUALITY, AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES; (iii) THE ABILITY OF THE PROPERTIES TO PRODUCE HYDROCARBONS, INCLUDING PRODUCTION RATES, DECLINE RATES, AND RECOMPLETION OPPORTUNITIES; (iv) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS, OR

PROFITS, IF ANY, TO BE DERIVED FROM THE PROPERTIES, (v) UPON CLOSING, TITLE TO THE PROPERTIES; (vi) UPON CLOSING, THE ENVIRONMENTAL CONDITION OF THE PROPERTIES; (vii) ANY PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR, AND (viii) ANY OTHER MATTERS CONTAINED IN OR OMITTED FROM ANY INFORMATION OR MATERIAL FURNISHED TO PURCHASER BY SELLERS OR COMPANIES.

(b)           OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 3.1:  (i) SELLERS EXPRESSLY DISCLAIM ANY WARRANTY, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE OR OTHERWISE, AS TO THE OPERATING CONDITION, MERCHANTABILITY, FITNESS FOR ANY PURPOSE, CONDITION OR OTHERWISE OF THE PROPERTIES; (ii) ALL WELLS, MACHINERY, EQUIPMENT AND FACILITIES ON THE PROPERTIES AND APPURTENANT THERETO, ARE BEING CONVEYED BY SELLERS AND COMPANIES AND EXPRESSLY ACCEPTED BY PURCHASER UPON THE CLOSING "AS IS" "WHERE IS" AND "WITH ALL FAULTS AND WITHOUT WARRANTY"; AND (iii) SELLER DOES NOT WARRANT THE PROPERTIES TO BE FREE FROM DEFECTS, LATENT OR APPARENT, AND UPON THE CLOSING PURCHASER EXPRESSLY AND SPECIFICALLY WAIVES ANY CLAIM FOR A REDUCTION OR ADJUSTMENT IN THE PURCHASE PRICE BASED UPON CONDITION OR MERCHANTABILITY OF THE PROPERTIES.  THE FOREGOING WAIVER OF WARRANTY, SUBJECT TO THE LIMITATIONS DESCRIBED ABOVE, EXTENDS TO ALL DEFECTS, EVEN IF THE DEFECT OR DEFECTS RENDER THE PROPERTIES ABSOLUTELY USELESS OR SO INCONVENIENT OR IMPERFECT THAT PURCHASER WOULD NOT HAVE CONSUMMATED THIS TRANSACTION HAD PURCHASER KNOWN OF THE DEFECT(S).

(c)           PURCHASER ACKNOWLEDGES THAT IN MAKING THE DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY, PURCHASER HAS RELIED SOLELY ON (A) PURCHASER'S OWN INDEPENDENT DUE DILIGENCE INVESTIGATION OF THE PROPERTIES AND THE COMPANIES, (B) ITS OWN EXPERTISE AND JUDGMENT AND THE ADVICE AND COUNSEL OF ITS OWN LEGAL, TAX, ECONOMIC, ENVIRONMENTAL, ENGINEERING, GEOLOGICAL AND GEOPHYSICAL AND OTHER ADVISORS AND CONSULTANTS (AND NOT ON ANY COMMENTS OR STATEMENTS OF SELLERS, THE COMPANIES OR ANY REPRESENTATIVES OF, OR CONSULTANTS OR ADVISORS ENGAGED BY, SELLERS OR THE COMPANIES EXCEPT WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES OF THE SELLERS SET FORTH IN THIS AGREEMENT), AND (C) PURCHASER'S OWN DETERMINATION BASED ON ITS DUE DILIGENCE INVESTIGATION OF THE PROPERTIES THAT, UPON THE CLOSING, IT WILL BE FULLY SATISFIED WITH THE CONDITION OF THE PROPERTIES AS PROVIDED IN THIS AGREEMENT.  SELLERS AND PURCHASER ACKNOWLEDGE AND AGREE THAT THE PURCHASE PRICE

WAS NEGOTIATED AND AGREED UPON AFTER CONSIDERATION OF THIS DISCLAIMER AND WAIVER OF WARRANTY.

ARTICLE V
THE CLOSING

5.1           The Closing.  The closing of the Transactions herein contemplated ("Closing") shall be held at the offices of Sellers located at 3525 Andrews Highway, Midland, Texas, at 10:00 a.m. (Central Time) on May 27, 2010, or at such other time and place as Purchaser and the Sellers agree that the conditions to Closing have been satisfied or waived ("Closing Date").

5.2           Purchaser's Conditions to Closing.  The obligations of Purchaser required to be performed by it at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by Purchaser, except as otherwise provided by law:

(a)           Representations and Warranties, Agreements and Covenants.

(i)           (A) The representations and warranties of each Company and each Seller contained in this Agreement or in any Schedule delivered pursuant to the provisions of this Agreement (other than the representations and warranties set forth in Sections 3.1(a), 3.1(b), 3.1(e), 3.1(f), 3.1(o)(ii), 3.1(x)(B)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, as though made at and as of the Closing, except for representations or warranties made as of a specific date, which shall be true and correct in all material respects as of such date; (B) the representations and warranties set forth in Sections 3.1(a), 3.1(b), 3.1(e), and 3.1(f) shall be true and correct in all respects as of the date of this Agreement and as of the Closing, as though made at and as of the Closing, except for representations or warranties made as of a specific date, which shall be true and correct in all respects as of such date; and (C) Purchaser shall have received at the Closing a certificate signed by an authorized representative of each of the Sellers to the foregoing effect.

(ii)          Each of the obligations of each Company and each Seller required by this Agreement to be performed by it at or prior to the Closing shall have been duly performed and complied with in all material respects as of the Closing, and Purchaser shall have received a certificate signed by an authorized representative of each of the Sellers to the foregoing effect.  Each of the deliveries required to be made by each Company and each Seller at the Closing shall have been made.

(b)           Consents and Approvals.  All consents listed on Schedule 3.1(d) shall have been obtained.

(c)           Legal Matters.  No injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the Transactions or granting damages in connections therewith, shall have been issued and remain in force, and no suit, action or other proceeding (excluding any such matter initiated by Purchaser) shall be pending before any Governmental Authority seeking to enjoin or restrain or otherwise prohibit the consummation of the Transactions or recover damages from Purchaser or any Company resulting therefrom.

(d)           Material Damage; No Material Adverse Change; Etc.  The businesses, operations, assets or properties of each Company shall not have been materially adversely damaged as a result of fire, explosion, earthquake, disaster, accident, labor dispute, or act of God.  Notwithstanding the foregoing, in no event shall the following events constitute a material adverse change or a material adverse damage to the Companies for purposes of the preceding sentence:  (A) any change or effect resulting from changes in general economic conditions in the United States; or (B) any change in commodity prices that affects the oil and gas exploration and development industry generally.

(e)           Purchase of Along-side Interests.  The Companies shall have purchased the Along-side Interests as contemplated by Section 2.8.

(f)           Closing Deliveries.  All documents, instruments, reports, certificates or other items required to be delivered by the Sellers and others pursuant to Section 5.4 shall have been delivered.

(g)           Closing Balance Sheets.  Sellers shall provide to Purchaser a consolidated balance sheet for the Companies as of April 30, 2010 showing removal of the Excluded Assets, an estimated balance sheet of the Companies as of Closing Date and a balance sheet of Henry Reserves,LP as of the Closing Date, which balance sheet shall show equity of at least $100,000,000.00.

(h)           Purchase Price Adjustments.  Purchaser and Sellers shall have agreed on the Preliminary Purchase Price Adjustments.  The Purchase Price Adjustment pursuant to Section 2.7, if any, shall have been calculated.

5.3           Sellers' Obligations to Closing.  The obligations of the Sellers required to be performed by them at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by Sellers except as otherwise provided by law:

(a)           Representations and Warranties, Agreements and Covenants.  The representations and warranties of Purchaser contained in this Agreement shall be true and correct as of the Closing as though made at and as of the Closing except for representations or warranties made as of a specific date, which shall be true and correct as of such date.  Each of the obligations of Purchaser required by this Agreement to be performed by it at or prior to the Closing shall have been duly performed and complied with in all material respects as of the Closing.  Each of the deliveries required to be made by Purchaser at the Closing shall have been made by Purchaser.  At the Closing, the Sellers shall receive a certificate of an officer of Purchaser, dated the Closing Date, to the effect that the conditions set forth in this subsection (a) have been satisfied.

(b)           Legal Matters.  No injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the Transactions or granting damages in connections therewith, shall have been issued and remain in force, and no suit, action or other proceeding (excluding any such matter initiated by any Seller) shall be pending before any Governmental Authority seeking to enjoin or restrain or otherwise prohibit the consummation of the Transactions or recover damages from the Sellers resulting therefrom.

(c)           Closing Deliveries.  All documents, instruments, reports, certificates or other items required to be delivered by Purchaser pursuant to Section 5.4 shall have been delivered.

(d)           Purchase Price Adjustments.  Sellers and Purchaser shall have agreed on the Preliminary Purchase Price Adjustments.

(e)           Consents. All consents listed on Schedule 3.1(d) shall have been obtained.

5.4           Sellers' Delivery at Closing.  At the Closing, the Sellers shall deliver:

(a)           a certificate or certificates or other written evidence representing the Interests being sold by Seller, duly endorsed for transfer to Purchaser, or accompanied by assignments separate from the certificate appropriately completed and executed for transfer to Purchaser or other assignments of the Interests in such form as is reasonably acceptable to Purchaser;

(b)           a certificate of non-foreign status for each Seller meeting the requirements of Treasury Regulation § 1.1445-2(b)(2), and a properly completed Internal Revenue Service Form W-9 by each of those Persons;

(c)           all original books and records of the Companies and all copies thereof

(d)           terminations of powers of attorney granted by the Companies as may be requested in a written notice to Sellers by Purchaser delivered at least ten (10) days prior to the Closing;

(e)           the executed Settlement Statement; and

(f)           an executed Transition Services Agreement in the form attached hereto as Exhibit A and in accordance with Section 4.10.

5.5           Purchaser's Delivery at Closing.  At Closing, Purchaser shall deliver:

(a)           an executed Transition Services Agreement in the form attached hereto as Exhibit A and in accordance with Section 4.10;

(b)           the wire transfers for the Purchase Price, less the Earnest Money and plus or minus the agreed Preliminary Purchase Price Adjustments, pursuant to the instructions delivered to Purchaser under Section 2.2; and

(c)           the executed Settlement Statement.

ARTICLE VI
TERMINATION

6.1           Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written agreement of Purchaser and the Sellers;

(b)           by Purchaser if there has been a material breach by any Seller of any representation, warranty or covenant contained in this Agreement which cannot be, or has not been, cured within fifteen (15) days after written notice of such breach is given to such Seller, provided that the right to effect such cure shall not extend beyond the Termination Date and provided further that such breach relates to a representation or warranty that survives Closing pursuant to Section 7.1;

(c)           by the Sellers if there has been a material breach by Purchaser of any representation, warranty, or covenant contained in this Agreement which cannot be, or has not been, cured within fifteen (15) days after written notice of such breach is given to Purchaser, provided that the right to effect such cure shall not extend beyond the Termination Date;

(d)           by Purchaser, if all conditions of Closing set forth in Section 5.2 of this Agreement have not been satisfied or waived by the Termination Date, provided, however, that Purchaser shall not be entitled to terminate this Agreement pursuant to this paragraph (d) if it is in material violation of any of its representations, warranties or covenants contained in this Agreement or such failure shall be due to the failure of Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(e)           by the Sellers, if all conditions of Closing set forth in Section 5.3 of this Agreement have not been satisfied or waived by the Termination Date, provided, however, that the Sellers shall not be entitled to terminate this Agreement pursuant to this paragraph (e) if any of them is in material violation of any of its representations, warranties, or covenants contained in this Agreement or such failure shall be due to the failure of any Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(f)            by any party hereto if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and nonappealable;

(g)           by Purchaser without penalty, damages or liquidated damages as provided for in Section 2.7; or

(h)           by Sellers without penalty, damages or liquidated damages as provided for in Section 2.7.

6.2           Effect of Termination.  Upon termination of this Agreement pursuant to this Article VI, this Agreement shall be void and of no effect and shall result in no obligation of or liability to any party or their respective directors, officer, partners, managers, employees, agents, stockholders or Affiliates for damages, penalties or liquidated damages except as set out in Section 2.3.

ARTICLE VII
SURVIVAL AND INDEMNIFICATION

7.1           Survival.  Except as otherwise provided below, all representations and warranties contained in this Agreement shall survive (and not be affected in any respect by) the Closing until May 27, 2011, on which date all representations and warranties shall expire.  Notwithstanding the foregoing, (i) the representations and warranties in Section 3.1(a), Section 3.1(b), Section 3.1(e), Section 3.1(f), Section 3.1(m), Section 3.1(x)(A), Section 3.2(a), Section 3.2(b) shall survive the Closing until the expiration of the applicable statute of limitations, and (ii) the representations and warranties in Section 3.1(x)(B) and Section 3.1(o)(ii), shall expire at Closing (the "Terminating Representations").  All covenants, agreements and other obligations which survive the Closing by their terms will survive for the periods stated therein.

7.2           Indemnification.

(a)           Each Seller and Henry Reserves LP (collectively, "Indemnitor") agree to indemnify and hold harmless, on a joint and several basis (except as to those matters that are particular to each Seller, which matters shall be on a several, not joint, basis), Purchaser and its officers, directors, agents, employees and Affiliates (individually, a "Purchaser Indemnified Party" and collectively, the "Purchaser Indemnified Parties") from and against any and all losses, costs, damages, expenses and liabilities of whatever nature or kind (including attorney's fees, litigation and court costs and costs to mitigate any damages in accordance with Section 7.2(g)) (collectively, "Losses") incurred by a Purchaser Indemnified Party and resulting from, arising out of, or relating to any of the following described matters (herein collectively referred to as the "Seller Indemnified Liabilities," and individually as a "Seller Indemnified Liability"):

(i)          any of the representations or warranties, other than the Terminating Representations, made by any Seller contained in this Agreement not having been true and correct as of the Closing Date (or as of the specified date in the case of representations and warranties being made only as of a certain date);

(ii)         a breach of any covenant or obligation of a Seller in this Agreement;

(iii)        any Taxes related to the Excluded Assets, including any Taxes arising as a result of the distribution by the Companies of the Excluded Assets and Losses arising out of the Excluded Assets; and

(iv)        any Losses with respect to the Tax Partnerships identified on Schedule 3.1(g) as a result of the transfers contemplated by this Agreement (A) giving rise to any obligation to indemnify as the result of any technical termination of such Tax Partnerships pursuant to Section 708(b)(1)(B) of the Code; (B) causing any transfers of interests in the Tax Partnerships that are void or impermissible; or (C) causing the winding-up or liquidation of such Tax Partnerships.

The parties hereto acknowledge that no Company will be responsible in any manner for the indemnification obligations of Indemnitor hereunder.

(b)           Purchaser agrees to indemnify and hold harmless each Seller and their respective trustees, administrators, heirs, personal representatives, successors, assigns and Affiliates (individually, a "Seller Indemnified Party" and collectively, the "Seller Indemnified Parties") from and against any and all Losses incurred by such Seller Indemnified Party, resulting from, arising out of, or relating to (i) any of the representations or warranties made by Purchaser contained in this Agreement not having been true and correct as of the Closing Date, (ii) a breach of any covenant or obligation of Purchaser in this Agreement or (iii) any liability or obligation arising out of the ownership or operation of the Companies or their assets or the Properties after the Closing Date, including royalty payments.

(c)           Notwithstanding the foregoing, (i) no claim may be made for indemnification pursuant to Section 7.2(a) or 7.2(b), unless and until the aggregate of all Losses of the Purchaser Indemnified Parties pursuant to Section 7.2(a), on the one hand, or the Seller Indemnified Parties pursuant to Section 7.2(b), on the other hand, as the case may be, exceed $3,000,000.00 (the "Indemnification Threshold Amount"), in which event the Purchaser Indemnified Parties or the Seller Indemnified Parties, as the case may be, shall be entitled to seek indemnity for the amount by which such Losses for which indemnification is provided hereunder exceed the Indemnification Threshold Amount, and (ii) in no event shall the aggregate amount of Losses for which the Seller Indemnified Parties pursuant to Section 7.2(b), on the one hand, or the Purchaser Indemnified Parties pursuant to Section 7.2(a), on the other hand, be entitled to indemnification exceed the amount of $30,000,000.00 (the "Maximum Liability").  Notwithstanding anything herein to the contrary, in no event shall the foregoing limitations limit any claims for indemnification under Sections 7.2(a) or 7.2(b) in the event of fraud or criminal intent by the indemnifying party, but in no event shall an indemnified party be entitled to recover damages in excess of the Purchase Price.  In no event shall "Loss" or "Losses" under this Article VII include lost profits, consequential or special or punitive damages or penalties unless the indemnified party has become liable for such damages as a result of a third-party claim, in which case such indemnified party may recover such damages from the indemnifying party as actual damages.

(d)           The amount of Losses for which an Indemnified Party is entitled to indemnification shall be reduced by any insurance recoveries or other indemnities, contributions or similar payments actually recovered from any third party as a result of the incurrence of such Losses or the facts or circumstances giving rise thereto.

(e)           All claims for indemnification under this Article VII shall be asserted and resolved as follows:

(i)           In the event that any claim or demand for which Indemnitor could be liable to a Purchaser Indemnified Party hereunder is asserted against or sought to be collected from a Purchaser Indemnified Party by a third party, the Purchaser Indemnified Party shall promptly notify Agent of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the "Claim Notice"); provided, however, that any failure or delay in sending a Claim Notice shall not relieve Indemnitor from liability hereunder except to the extent Indemnitor is materially prejudiced by such failure or delay.  Indemnitor shall have 10 days from its receipt of the Claim Notice (the "Notice Period") to notify the Purchaser Indemnified Party (i) whether or not it disputes its liability to the Purchaser Indemnified Party hereunder with respect to such claim or demand and (ii) whether or not it desires, at its sole cost and expense, to defend the Purchaser Indemnified Party against such claim or demand.  In the event that Indemnitor notifies the Purchaser Indemnified Party within the Notice Period that it does not dispute its liability to the Purchaser Indemnified Party hereunder and that it desires to defend the Purchaser Indemnified Party against such claim or demand, except as hereinafter provided, Indemnitor shall have the right to defend the Purchaser Indemnified Party by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by them to a final conclusion in such a manner as to avoid any risk of the Purchaser Indemnified Party becoming subject to liability for any other matter.  If a Purchaser Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense.  Indemnitor shall not settle or compromise any third-party claim or demand without the prior written consent of the Purchaser Indemnified Party if such settlement or compromise would restrict Purchaser or otherwise adversely affect Purchaser in any way, which consent shall not be unreasonably withheld or delayed.  If, in the reasonable opinion of the Purchaser Indemnified Party, any such claim or demand involves an issue or matter which could have a material adverse effect on the business, operations, properties, assets or prospects of the Purchaser Indemnified Party, such claim or demand seeks injunctive or other non-monetary relief against such Purchaser Indemnified Party or such claim or demand is reasonably likely to result in Losses for which Indemnitor may not be obligated to indemnify under this Agreement (including if the amount of such Loss is reasonably likely to exceed the Maximum Liability), the Purchaser Indemnified Party shall have the right to control the defense or settlement of any such claim or demand; however, its costs and expenses in so doing shall not be included as part of the indemnification obligations of Indemnitor hereunder.  If the Purchaser Indemnified Party should elect to exercise such right, Indemnitor shall have the right to participate in, but not control, the defense or settlement of such claim or demand at the sole cost and expense of Indemnitor.  If Indemnitor elects not to defend the Purchaser Indemnified Party against such claim or demand, whether by not giving the Purchaser Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand, or, if the same be contested by Indemnitor or by the Purchaser Indemnified Party (but the Purchaser Indemnified Party shall have no obligation to contest any such claim or demand), then that portion thereof as to which such defense is unsuccessful shall be conclusively deemed to be a liability of Indemnitor hereunder.  If the Purchaser Indemnified Party controls the defense of any claim or demand, the Purchaser Indemnified Party shall not settle or compromise such third-party claim or demand without the prior written consent of the Agent, which consent shall not be unreasonably withheld or delayed; provided, however, the Purchaser Indemnified Party shall not be required to obtain the consent of the Agent if Indemnitor is not obligated to make any indemnification payments under this Article VII as a result of such settlement or compromise or such settlement or compromise does not restrict or otherwise adversely affect any Seller or Indemnitor in any way.

(ii)         In the event a Purchaser Indemnified Party should have a claim against Indemnitor hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Purchaser Indemnified Party shall promptly send a Claim Notice with respect to such claim to the Agent.  If Indemnitor do not notify the Purchaser Indemnified Party within the Notice Period that it disputes such claim, it shall be conclusively deemed a liability of Indemnitor hereunder.

(iii)        All claims for indemnification by a Seller under this Agreement shall be asserted and resolved under the procedures set forth above, substituting in the appropriate place "Seller Indemnified Party" for "Purchaser Indemnified Party" and variations thereof and "Purchaser" for "Indemnitor" and "any Company" and variations thereof.

(iv)        All claims for indemnification must be made in compliance with this Article VII no later than 5:00 pm Midland, Texas time, on the date that the applicable representation, warrant or covenant expires.

(f)           For federal income tax purposes, the parties agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the consideration payable to the Sellers pursuant to Article II hereof unless a final and nonappealable determination by an appropriate Governmental Authority (which shall include the execution of an IRS Form 870-AD or successor form) provides otherwise.

(g)           Each party hereto agrees to use, and to cause its Affiliates to use, commercially reasonable efforts to mitigate any Losses incurred or to be incurred by such party or its Affiliates upon and after becoming aware of any event which could reasonably be expected to give rise to any Loss.  Any costs or expenses incurred as a result of the foregoing efforts to mitigate any Losses shall be included as Losses for purposes of this Article VII.

(h)           After the Closing has occurred, the right to indemnification under this Article VII shall be the sole remedy of each party hereto in connection with any breach by the other party of is representations, warranties, covenants or agreements contained herein or in any agreement delivered by any Seller or Purchaser pursuant to this Agreement.

ARTICLE VIII
MISCELLANEOUS

8.1           Headings.  The section headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

8.2           Notices.  All notices or other communications required or permitted hereunder shall be given in writing and shall be hand delivered, sent by registered or certified mail, postage prepaid or sent by facsimile transmission with confirmation of transmission, as follows:

If to Sellers:

3525 Andrews Highway
Midland, Texas 79703
Attn: Terry Creech
Fax: (432) 694-2999

With a copy to:

Winstead PC
600 Travis, Suite 1100
Houston, Texas 77002
Attn: Frederick J. Tuthill
Fax: (713) 650-2400

If to Purchaser:

Linn Energy Holdings, LLC
600 Travis Street, Suite 5100
Houston, Texas 77002
Attn: Charlene A. Ripley, General Counsel
Fax: (281) 840-4001

Or such other address as shall be furnished in writing by such party in accordance with this Section 8.2, and any such notice or communication shall be effective and be deemed to have been given as of the date so delivered or received.

8.3           Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and the provisions of Article VII hereof shall inure to the benefit of the indemnified parties referred to therein; provided however, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party; provided further, that Purchaser may assign this Agreement, subject to Section 4.13, to an Affiliate so long as Purchaser remains liable for its obligations hereunder and provided further, however, that prior to Closing, any Seller may assign his or her Interests to certain Affiliates and charitable remainder trusts established by a Seller so long as such assignee agrees to be bound by the terms of this Agreement as a Seller, and any such assignment shall not relieve the assigning Seller of his or her obligations under this Agreement.  Sellers shall give notice to Purchaser of any such assignments prior to undertaking any such assignment and Purchaser shall give notice to Sellers of any such assignments prior to undertaking any such assignment.

8.4           Entire Agreement.  This Agreement (including Schedules and Exhibits hereto) embodies the entire agreement and understanding of the parties with respect to the Transactions and, except as otherwise explicitly set forth herein, supersedes all prior written or oral commitments, arrangements or understandings with respect thereto.  There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the Transactions other than those expressly set forth herein or therein.  Each of the Schedules to this Agreement shall be deemed to include and incorporate all disclosures made on the other schedules to this Agreement.

8.5           Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.  Facsimile signatures shall be considered binding.

8.6           Governing Law.  This Agreement shall be governed by the laws of the State of Texas regardless of the laws that might be applicable under principles of conflicts of law as to all matters including, but not limited to, matters of validity, construction, effect and performance.

8.7           Severability.  If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby.  To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

8.8           Legal Actions.  Should legal actions be initiated by any party to enforce the terms of this Agreement, the action shall be commenced in the State of Texas in Midland County.  Each party agrees to the waiver of a trial by jury and that the prevailing party's legal costs, including attorney's fees, will be paid by the non-prevailing party; provided, the determination of the prevailing party shall be made from the totality of all circumstances and is not required to be the party in whose favor judgment has been rendered.

8.9           No Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto, the Purchaser Indemnified Parties, the Seller Indemnified Parties and their successors and assigns permitted under this Agreement, and no provisions of this Agreement shall be deemed to confer upon any other Person any remedy, Claim, liability, reimbursement, cause of action or other right except as expressly provided herein.

8.17          Appointment of Agent.  Each Seller hereby acknowledges that it has appointed Terry R. Creech as his or her Agent for the purposes of (i) receiving notices under Sections 2.7, 4.12, 6.1(b) and 7.2, (ii) granting consent under Sections 7.2 and 8.3 and (iii) coordinating public announcements under Section 4.7.

8.11          Neutral Construction.  The parties to this Agreement agree that this Agreement was negotiated fairly between them at arms' length and that the final terms of this Agreement are the product of the parties' negotiations.  Each party represents and warrants that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby.  The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a party or parties on the grounds that any party or parties drafted or was more responsible for drafting the provision(s).

8.12          Spousal Consent.  Paula Henry has executed this Agreement for the sole purpose of evidencing her consent to the sale of the Interests and any community property interest she may have in the Interests.

8.13          Joinder.  Henry Reserves LP has joined in this Agreement to evidence its agreement to Article VII as to indemnifying Purchaser and Purchaser Indemnified Parties as stated in Article VII.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PURCHASER:
LINN ENERGY HOLDINGS, LLC

By:	/s/ Mark E. Ellis
Name:	Mark E. Ellis
Title:	President & CEO

SELLERS: JAMES C. HENRY
By:	/s/ James C. Henry
James C. Henry

PAULA HENRY
By:	/s/ Paula Henry
Paula Henry

JAMIE HENRY MITROS
By:	/s/ Jamie Henry Mitros
Jamie Henry Mitros

BEVERLY HENRY CURCI
By:	/s/ Beverly Henry Curci
Beverly Henry Curci

JAMES DAVID HENRY
By:	/s/ James David Henry
James David Henry

  Signature Page to Purchase Agreement

INDEMINITOR:
HENRY RESERVES LP
By:	Henry Reserves Management LLC
	By:	/s/ Terry R. Creech
Terry R. Creech, Manager

Signature Page to Purchase Agreement